333-_______
As filed with the Securities and Exchange Commission on October 6, 2005

United States Securities and Exchange Commission
Washington, D.C. 20549
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
iCURIE, INC.
(Name of small business issuer in its charter)

Nevada	3679	91-2015441

(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
1395 Brickell Avenue
Suite 800
Miami, Florida 33131
(305) 529-6290
(Address and telephone number of principal executive offices and principal place of business)
Copies of Communications to:

Michael Karpheden Chief Financial Officer iCurie, Inc. 1395 Brickell Avenue, Suite 800 Miami, Florida 33131 (305) 529-6290	Gregory W. Hayes, Esq. DLA Piper Rudnick Gray Cary US LLP 203 North LaSalle Street Chicago, Illinois (312) 368-4000
     Approximate date of commencement of proposed sale to the public: As soon as practical after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ___
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ___
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. ☐ ___
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
CALCULATION OF REGISTRATION FEE

	Proposed maximum
Title of each class of securities to be registered	aggregate offering price(1)	Amount of registration fee(1)
Common Stock, par value $0.001 per share	$44,093,442	$5,190

(1)	In accordance with Rule 457(o) under the Securities Act, the number of shares being registered and the proposed maximum offering price per share are not included in this table.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, October 6, 2005
The information in this prospectus is not complete and may be changed. The selling shareholders may not sell their securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell their securities, and the selling shareholders are not soliciting an offer to buy their securities in any state where the offer or sale is not permitted.
PROSPECTUS
iCURIE, INC.
29,752,659 shares of common stock
     This prospectus relates to the sale of up to an aggregate of 29,752,659 shares of our common stock, none of which are outstanding and all of which will be issued upon the exercise or conversion of outstanding convertible securities. The selling stockholders listed on page 42 may sell these shares from time to time. We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of the shares by the selling stockholders.
     The selling stockholders may sell all or any portion of the shares for their own account from time to time in one or more transactions through brokers or dealers at market prices then prevailing, in underwritten transactions at prices related to then-current market prices or in individually negotiated transactions at such prices as may be agreed upon. See “Plan of Distribution.”
     We will pay all expenses in connection with the registration of the shares under the Securities Act of 1933, as amended, including the preparation of this prospectus. See “Plan of Distribution.”
     Our common stock is quoted on the OTC Bulletin Board under the symbol “ICUR.OB.” On October 3, 2005, the last reported sales price of our common stock as reported by the OTC Bulletin Board was $1.30 per share.
     We urge you to read carefully the “Risk Factors” section beginning on page 4 where we describe specific risks associated with an investment in us and these securities before you make your investment decision.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is ___________, 2005.

IMPORTANT NOTICE TO READERS
     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer shares of our common stock held by them or issued to them upon conversion of our Series A Preferred Stock, or the exercise of warrants, owned by them. Each time a selling stockholder offers common stock under this prospectus, it is required to provide to potential purchasers a copy of this prospectus and, if applicable, a copy of a prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Where You Can Find More Information” for more information.
     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should not assume that information contained in this prospectus is accurate as of any date other than the date of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our securities occurs.

PROSPECTUS SUMMARY
     You should read the following summary together with the more detailed information regarding us and the securities being offered for sale by means of this prospectus and our financial statements and notes to those statements appearing elsewhere in this prospectus. This summary highlights information contained elsewhere in this prospectus.
     In this prospectus, unless the context requires otherwise, (1) “iCurie” “we,” “our,” “us” and “the Company” refer to iCurie, Inc. and its subsidiaries, including without limitation, iCurie Lab Holdings Limited and iCurie Lab Inc., and (2) “Cedar Mountain” refers to Cedar Mountain Distributors, Inc., which was the name of iCurie, Inc. prior to the July 8, 2005 share exchange described in this prospectus.
Company Overview
     We want to become a world leader in developing and commercializing next-generation cooling solutions for the personal computer, or PC, personal communications and display industries. We plan to develop, manufacture, market, sell and/or license our patented nanotechnology-derived cooling devices. We believe that our wafer-thin product absorbs, transports and dissipates heat more rapidly than current heat-pipe/heat-sink cooling solutions. Our unique cooling device uses microfluidic physics to move liquid at very high speeds through micro-channels within a thin panel.
     We have been provided with non-economic support and advice from the United Kingdom’s Trade and Investment Global Entrepreneur Program, a UK government organization that identifies and assists global enterprises which might locate in the United Kingdom. This program reviews hundreds of company applications annually and selects only a limited number of companies to work with.
     The current industry-leading cooling technology solutions, heat-pipes/heat-sinks, were developed when PC processors such as the Pentium I® & Pentium II®, with much lower speeds and cooling demands, were the industry standards. With the rapid development of faster processors, such as the later Intel Pentium® series, the cooling industry has produced many versions of the limited heat-pipe and/or heat-sink. However, this aging technology still relies principally on solid metal to absorb and transport heat and is becoming less effective as faster processors produce increased heat levels. Battery life is substantially eroded in laptops due to heat and the energy required to operate one or more cooling systems. Lighter, thinner, smaller, faster, more efficient and less energy-consuming than current cooling products, we believe that our coolers represent an industry solution to these issues, presently ready for commercial production. Moreover, we believe that our coolers will be cheaper to produce commercially than conventional coolers.
History
     The Company was incorporated in Nevada under the name KNETX Skates Corporation on December 23, 1999, and changed its name to Cedar Mountain Distributors, Inc. on June 9, 2000. Prior to July 8, 2005, the Company was a public “shell” company with nominal assets. On July 8, 2005, Cedar Mountain entered into a “share exchange” with the shareholders of iCurie Lab Holdings Limited (a company formed in the United Kingdom in March 2004 and referred to in this prospectus as “iCurie UK”), whereby the shareholders of iCurie UK exchanged all of the outstanding common shares of iCurie UK for common stock of Cedar Mountain. The common stock of Cedar Mountain issued to iCurie UK’s shareholders in the share exchange represented approximately 95% of Cedar Mountain’s outstanding common stock. Therefore, as a result of the share exchange, the shareholders of iCurie UK acquired control of Cedar Mountain, iCurie UK became a wholly owned subsidiary of Cedar Mountain, Cedar Mountain succeeded to the business and operations of iCurie UK and the management of iCurie UK assumed similar management positions with Cedar Mountain. To reflect this succession and continuation of iCurie UK’s business, Cedar Mountain’s name was changed to iCurie, Inc.
     iCurie UK acquired its nanocooling intellectual property from iCurie Lab, Inc. in March 2004, and acquired an 80.2% equity interest in iCurie Lab, Inc. in December 2004. The remaining 19.8% of iCurie Lab, Inc. was acquired by iCurie UK on September 1, 2005, pursuant to an agreement entered into by iCurie UK on August 26, 2005. This transaction was described in our 8-K filing dated August 26, 2005 and filed with the SEC on September 1, 2005. iCurie Lab, Inc. was incorporated in the Republic of Korea in 2000.
Principal Offices
     Our principal offices are currently located in leased space at 1395 Brickell Avenue, Suite 800, Miami, Florida 33131, and our phone number is 305-529-6290. Our Web address is www.icurie.com. iCurie Lab, Inc., which is our research, development and manufacturing center, is and will continue to be located in Seoul, Korea. The Company’s telephone number in Korea is 011-82-2-3452-2005 and its fax number is 011-82-2-3452-3650. Other than our Chief Executive Officer, Chief Operating and Financial Officer and corporate counsel, all of our 27 employees are located in Seoul.
The Offering

Securities Offered	A total of 29,752,659 shares of our common stock, $0.001 par value per share.

Shares Outstanding	As of October 6, 2005, we had 29,183,841 shares of common stock outstanding. This includes 14,574,746 shares held by executive officers and directors of the Company. The shares held by such executive officers are “restricted securities” as that term is defined under Rule 144 under the Securities Act of 1933, as amended, and accordingly are subject to certain restrictions on resale. 3,553,726 of such shares are also subject to vesting requirements. See “Executive Compensation.” Members of management have also executed agreements dated July 11, 2005, which restrict them from selling more than one-twelfth of their shares of common stock per month until July 11, 2006.

The number of outstanding shares set forth above does not include 29,752,659 of the shares of common stock offered by the selling stockholders under this prospectus, which shares will be acquired by the selling stockholders upon the conversion of the shares of our Series A Preferred Stock and the exercise of warrants held by the selling shareholders. See “The Selling Stockholders.” The total number of outstanding shares presented above also does not include 1,250,337 shares held by employees under stock options.

OTC Bulletin Board Symbol	ICUR.OB

Registration Rights	We filed the registration statement of which this prospectus is a part pursuant to a Registration Rights Agreement, dated July 11, 2005, among us, the selling stockholders and certain additional parties. The Registration Rights Agreement requires us to use our reasonable best efforts to file the registration statement by September 8, 2005 and to have the registration statement declared effective within 120 days of July 11, 2005. The Registration Rights Agreement requires the Registration Statement to remain effective until July 11, 2007 or until all securities covered by the registration statement have been sold.

Under the terms of the Registration Rights Agreement, if the registration statement is not filed within 60 days of July 11, 2005 or declared effective within 120 days of July 11, 2005 (each a “Non-Registration Event”), then for each 30 day period during the pendency of such a Non-Registration Event, we are required to pay to the selling shareholders liquidated damages in an amount equal to one percent (1%) of the aggregate price paid by such selling shareholders for our Series A Preferred Stock ($0.88 per share), which we may pay in cash or additional shares of Series A Preferred Stock (valued at $0.88 per share), at the Company’s option. The Registration Rights Agreement also gives the selling shareholders certain additional rights and gives two additional shareholders the right to require us to file additional registration statements under certain conditions. For more information regarding the Registration Rights Agreement, see “Business — Information Regarding Share Exchange and Series A Offering — Registration Rights Agreement.”

Risk Factors	See “Risk Factors” beginning on page 4 and other information set forth in this prospectus for a discussion of factors that you should carefully consider before deciding to invest in the shares of our common stock.

Plan of Distribution	The shares of common stock offered for resale may be sold by the selling stockholders pursuant to this prospectus in the manner described under “Plan of Distribution” on page 45.

RISK FACTORS
     You should carefully consider the following risks before you decide to buy our common stock. Our business, financial condition and operating results may suffer if any of the events described in the following risk factors actually occur. There may be additional risks that we are not currently able to identify. These may also adversely affect our business, financial condition and operating results. If any of the events we have identified or those that we cannot now identify occurs, the trading price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.
     We have a limited operating history, a single unproven product to date, a history of net losses, and our business may never become profitable. Our limited history may not be adequate to enable you to fully assess our ability to achieve market acceptance of our product or our ability to respond to competition. Accordingly, we are subject to the same uncertainties and risks associated with any company developing new products and beginning operations. If we are unsuccessful in addressing the risks and uncertainties frequently encountered by early stage companies in a new and evolving market, our business will be seriously harmed.
     We have had no operating revenues since inception. To become profitable, we must be able to generate revenues from product sales.
     Even if we are able to generate revenues, we may not be able to achieve or maintain profitability in the future. The amount of losses we will incur before achieving profitability, and the time required to reach profitability, are each highly uncertain. No assurances can be given that we will ever achieve profitability.
     Our products have never been produced in commercial quantities. No assurances can be given that our product can be produced in commercial quantities or at a competitive cost.
     We plan to rely on third parties for the manufacturing of our product, which requires a significant degree of technical expertise. We plan to both license our product technology and engage in direct sales with outsourced manufacturing. Therefore, we will not have direct control over the manufacturing of our product and will rely to a significant extent on our joint venture partners and third-party vendors. If these partners and third-party vendors fail to produce to our specifications or inadvertently use defective materials in the manufacturing process, the reliability and performance of our products will be compromised. In addition, should any of such parties suffer financial difficulties or fail to perform in other respects, we will have to locate substitute partners and vendors, which may not be possible in a timely manner or on reasonable economic terms.
     We are dependent on our management and key personnel, and may be dependent on the recruitment of additional personnel to succeed; and the loss of personnel may damage our business. Our principal executive officers and certain key personnel have extensive knowledge of our cooling technology and the research and development efforts needed to bring the products to market. The loss of the services of any of our executive officers or other key personnel, particularly Dr. Lee, our Chief Technology Officer, could have a material adverse effect on our business, financial condition and operating results.

     We face various international risks, including risks due to our expected reliance on sales and manufacturing in international markets. Our future success will depend in part upon our ability to commence international marketing operations and our ability to establish international and manufacturing and sales of our cooling products. International sales may be our only source of revenue for the next several years while we seek clients for our products in the United States. International operations expose us to risks, including, without limitation:
•	need for export licenses;
•	unexpected regulatory requirements;
•	tariffs and other potential trade barriers and restrictions;
•	political, legal and economic instability in foreign markets;
•	longer account receivable cycles;
•	difficulties in managing operations across disparate geographic areas;
•	reduced or limited protection of our intellectual property rights in some countries;
•	dependence on local distributors and other third parties;
•	potential disruptions in sales or manufacturing due to military or terrorist acts;
•	currency exchange rates; and
•	exposure under U.S. securities laws, including the Foreign Corrupt Practices Act, or FCPA.
     Our international operations require us to comply with a number of U.S. and international regulations. We need to comply with a number of international regulations in countries outside of the United States. In addition, we must comply with the FCPA, which prohibits U.S. companies or their agents and employees from providing anything of value to a foreign official for the purposes of influencing any act or decision of these individuals in their official capacity to help obtain or retain business, direct business to any person or corporate entity or obtain any unfair advantage. Any failure by us to adopt appropriate compliance procedures and ensure that our employees and agents comply with the FCPA and applicable laws and regulations in foreign jurisdictions could result in substantial penalties and/or restrictions in our ability to conduct business in certain foreign jurisdictions. The U.S. Department of The Treasury’s Office of Foreign Asset Control, or OFAC, administers and enforces economic and trade sanctions against targeted foreign countries, entities and individuals based on U.S. foreign policy and national security goals. As a result, we are restricted from entering into transactions with certain targeted foreign countries, entities, and individuals except as permitted by OFAC, which may reduce our future growth.
     We will face operational challenges and increased costs by having our headquarters located in a different jurisdiction than our operating facilities. We could face significant managerial and operational challenges by having senior management significantly separated from our operational base. Our direct and indirect costs will also increase by having a headquarters located apart from our operational base in Seoul.
     Volatility in the Korean Won to U.S. dollar exchange rate may adversely affect our reported operating results. The Korean Won, or KWON, is the primary operating currency for our business operations, while our financial results are reported in U.S. dollars. Because our sales and many of our expenses are likely to be primarily denominated in KWON, a decline in the value of the KWON against the U.S. dollar may have a significant adverse effect on our reported results of operations. We cannot assure you what effect, if any, changes in the exchange rate of the KWON against the U.S. dollar will have on our results of operations and financial condition. We do not currently engage in any currency hedging transactions intended to reduce the effect of fluctuations in foreign currency exchange rates on our results of operations. We cannot guarantee that we will enter into hedging transactions in the future or, if we do, that these transactions will successfully protect us against currency fluctuations.
     If we fail to keep pace with advances in our industry or fail to persuade technology companies to adopt new products that we introduce, customers may not buy our products and our ability to generate revenues and profits may be adversely effected. The technology industry is characterized by the following: rapid product development, with a significant competitive advantage gained by companies that introduce products that are first to market; constant innovation in products and techniques; frequent new product introductions; and price competition. If we fail to keep pace in any of these areas, our business results may be adversely impacted.
     The technology industry is intensely competitive. The significant competitive factors in the technology industry include price, convenience, acceptance of new technologies, customer satisfaction, and in some cases regulatory approval. Our ability to compete successfully depends, in part, on our ability to respond quickly to technological change and user preference through the development and introduction of new products that are of high quality and that address customer requirements. We compete with many larger companies that enjoy several competitive advantages, including significantly greater capitalization and access to capital, established distribution networks; established relationships with suppliers; additional lines of products; the ability to bundle products to offer higher discounts or other incentives to gain a competitive advantage; and greater resources for product development, sales and marketing and patent litigation. Other companies are developing products based on similar scientific theories used by us. Those products may be more effective than our products and may not infringe our intellectual property rights. These companies may be able to develop a cooling device that achieve similar or better cooling results. If we are unable to compete effectively against existing or future competitors, sales of our products may be significantly less than our expectations.
     We may not successfully develop and launch replacements for our products that lose patent protection, which could significantly decrease our future sales and profits. Most of the material elements of our product are or are expected to be covered by patents that we believe give us a degree of market exclusivity during the term of the patent. However, it is possible that the various patent granting authorities may decide not to grant patents on the applications which are currently pending. Alternatively, our patents, once granted, may be subject to challenge and be declared invalid by the courts of the countries in which they are registered. In any event, those patents will start to expire with effect from 2021. Upon patent expiration, revocation by the courts, or if the patents are not initially granted, our competitors may introduce products using the same technology. Competitors may also introduce products using our technology notwithstanding our non-expired patent protection. Although it may be possible to pursue enforcement actions in such cases, there are certain costs and risks involved, as discussed below. As a result of this possible increase in competition, we may need to charge a lower price in order to maintain sales of our products, which could result in these products becoming less profitable. If we fail to develop and successfully launch, and receive regulatory approval for, more advanced replacement products prior to the expiration of patents for our existing products, our sales and profits with respect to those products could decline significantly. We may not be able to develop and successfully launch more advanced replacement products before these and other patents expire.
     We may be subject to future product liability claims that could be expensive and may result in the inability to obtain insurance coverage on commercially reasonable terms or otherwise. Although we are not currently subject to any product liability proceedings, we may incur material liabilities relating to product liability claims in the future, including product liability claims arising out of the usage of our cooling devices.
     Economic conditions and price competition may cause sales of our products used in cooling systems to decline and reduce our profitability. Sales of our products used in cooling systems may be adversely impacted by economic conditions which cause sales or price reductions in the products which will incorporate our cooling products.
     We may be required to bring litigation to enforce our intellectual property rights, which may result in substantial expense. We will be primarily reliant on patents to protect our intellectual property rights. We have so far been granted patents relating to it microfluidic technology in US, Korea, Japan, China and Taiwan. In addition, we currently have pending further patent applications relating to that technology and other associated elements. These applications designate many countries throughout the world, including the United States, Europe, Japan, China, Taiwan, India and Korea. The patents already granted, together with any further patents granted pursuant to the various applications previously referred to, will have expiration dates ranging from 2021 to 2024. The strength of our patent portfolio, however, could be challenged. In particular, our competitors and others may allege that:
•	our patents and pending patent applications use technology that we did not invent first;

•	we were not the first to file patent applications for these inventions; or

•	our patents and pending patent applications seek to monopolize technology that was not novel at the time the applications were filed and/or did not constitute an invention over what existed previously.
     Further, because of the uncertain nature of patent protection, we cannot be certain that:
•	others will not independently develop similar or alternative technologies or duplicate our technologies;

•	others will not develop enhancements to our technology that are beneficial to us, which we may not be able to utilize unless we license or pay compensation for those enhancements;

•	any of our pending patent applications will result in further issued patents; or

•	any patents issued to us will provide a basis for commercially viable products, will provide us with any competitive advantages or will not face third-party challenges or be subjected to further proceedings limiting their scope.

     We may become involved in proceedings in the U.S. Patent and Trademark Office to determine the priority of our inventions. We could also become involved in opposition proceedings in foreign countries challenging the validity of our patents. In addition, costly litigation could be necessary to protect our patent position. In some jurisdictions, patent laws relating to the scope of claims in the technology fields in which we operate is still evolving and, consequently, patent positions in our industry are somewhat uncertain. We may not prevail in any lawsuit or, if we do prevail, we may not be awarded commercially valuable remedies. Further, it is possible that we will not have the resources required to pursue necessary litigation or to otherwise protect our patent rights. Failure to protect our patent rights could harm us. Patent rights in jurisdictions outside of the United States are even more uncertain and difficult to protect. There may be patents in certain international jurisdictions that are not enforceable or, if enforceable, we may determine not to attempt to enforce these rights due to the expense, the likelihood of prevailing or for other reasons. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States.
     We rely on trade secrets, unpatented proprietary know-how and continuing technological innovation, which we seek to protect with confidentiality agreements with employees, consultants and others with whom we discuss our business. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by consultants, vendors, former employees and current employees, despite the existence of nondisclosure and confidentiality agreements and other contractual restrictions. These individuals may breach these confidentiality agreements and our remedies may not be adequate to enforce these agreements. Disputes may arise concerning the ownership of intellectual property or the applicability or enforceability of these agreements, and these disputes may not be resolved in our favor. Furthermore, our competitors may independently develop trade secrets and proprietary technology similar to ours. If we do not receive patents for products arising from our research, we may not be able to maintain the confidentiality of information relating to those products. If our intellectual property rights are not adequately protected, we may be unable to keep other companies from competing directly with us, which could result in a decrease in our market share. Enforcement of our intellectual property rights to prevent or inhibit appropriation of our technology by competitors can be expensive and time-consuming to litigate, or otherwise dispose of, and can divert management’s attention from carrying on with our core business.
     Our products could infringe upon the intellectual property rights of others, which may cause us to engage in costly litigation and, if we are not successful, could cause us to pay substantial damages and prohibit us from selling our products. Third parties may assert infringement or other intellectual property claims against us based on their patents or other intellectual property claims. We may be required to pay substantial damages, including treble damages, for past infringement if it is ultimately determined that our products infringe a third-party’s patents. Even if infringement claims against us are without merit, defending a lawsuit takes significant time, may be expensive and may divert management’s attention from other business concerns. Further, we may be prohibited from selling our products before we obtain a license from the owner of the relevant technology. If such a license is available, it may require us to pay substantial royalties.
     We may implement a product recall or voluntary market withdrawal due to product defects or product enhancements and modifications, which would significantly increase our costs. The manufacturing and marketing of cooling devices involves an inherent risk that our products may prove to be defective. In that event, we may voluntarily implement a recall or market withdrawal or may be required to do so by a regulatory authority. A recall of one of our products, or a similar product manufactured by another manufacturer, could impair sales of the products we market as a result of confusion concerning the scope of the recall.
     Acquisitions that we consummate could disrupt our business and harm our financial condition. In the future, we may evaluate potential strategic acquisitions of complementary businesses, products or technologies. We may not be able to identify appropriate acquisition candidates or successfully negotiate, finance or integrate any businesses, products or technologies that we acquire. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business. While we, from time to time, evaluate potential acquisitions of businesses, products and technologies, and anticipate continuing to make these evaluations, we have no present understandings, commitments or agreements with respect to any acquisitions.
     Actual results may vary from our estimates. In preparing our financial statements, we must make many estimates and judgments about future events. These estimates and judgments affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. We believe that these estimates and judgments are reasonable, and we make them in accordance with our accounting policies based on information available to us at the time. Actual results, however, could differ from our estimates, and this could require us to record adjustments to the reported amounts of assets and liabilities, change the disclosures related to contingent assets and liabilities, and/or adjust the recorded amounts of revenues and expenses. These changes could be material to our financial condition and results of operations.
     In connection with the share exchange, we became subject to U.S. GAAP. iCurie UK and iCurie Lab, Inc. historically have followed accounting principles generally accepted in the United Kingdom and Korea, respectively, in preparing their financial statements. Because the share exchange resulted in the Company becoming a U.S. corporation which files reports pursuant to the Exchange Act, our financial results, both audited and unaudited, will be required to be presented in accordance with accounting principles generally accepted in the United States, despite the fact that we will have no material U.S. operations. The reconciliation of our financial results to U.S. GAAP will be costly and will require certain adjustments, some of which may result in materially different accounting results when presented in U.S. GAAP.
     There is no active public market for our common stock. Although our common stock is currently quoted for trading on the NASD’s OTC Bulletin Board, there currently is a limited public market for the common stock. An active public market for the common stock may not develop or be sustained. The market price of the common stock may fluctuate significantly in response to factors, some of which are beyond our control, including the following:
•	Actual or anticipated variations in operating results;

•	The limited number of holders of the common stock, and the limited liquidity available through the OTC Bulletin Board;

•	Announcements of technological innovations;

•	The ability to sign new clients and the retention of existing clients;

•	New products or services that the Company or its competitors offer;

•	Changes in financial estimates by securities analysts;

•	Conditions or trends in the e-commerce industries;

•	Global unrest and terrorist activities;

•	Changes in the economic performance and/or market valuations of other Internet or online electronic commerce companies;

•	The Company’s announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Additions or departures of key personnel; and

•	Sales or other transactions involving the Company’s capital stock.
     The stock market in general has recently experienced extreme price and volume fluctuations. In particular, market prices of securities of computer and software companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of the common stock. Price volatility may be worse if the trading volume of the common stock is low.
     Because we became public by means of a share exchange with an existing company, we may not be able to attract the attention of securities analysts. Additional risks may exist since we became public through a “share exchange.” Security analysts of major brokerage firms may not provide coverage of the Company. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of the Company in the future.
     We will incur substantial expenses as a U.S. reporting company. As a result of the share exchange, iCurie UK became a wholly owned subsidiary of the Company, which was and is a publicly-traded company, and, accordingly, subject to the information and reporting requirements of the U.S. securities laws. The U.S. securities laws require, among other things, review, audit and public reporting of the Company’s financial results, business activities and other matters. Recent SEC regulation, including regulation enacted as a result of the Sarbanes-Oxley Act of 2002, has also substantially increased the accounting, legal and other costs related to becoming and remaining an SEC reporting company. In particular, as directed by Section 404 of the Sarbanes-Oxley Act, the SEC adopted rules requiring each public company to include a report of management on the company’s internal controls over financial reporting in its annual reports. In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting as well as the operating effectiveness of the company’s internal controls. The public company costs of complying with these regulations, as well as preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to be higher than they would be if it had remained privately-held. These costs will be of greater significance for the Company because it will be required to present financial information in accordance with U.S. GAAP, even though the financial results of iCurie UK and iCurie Lab, Inc. are prepared in accordance with UK and Korean GAAP, respectively. These increased costs may be material and may include the hiring of additional employees and/or the retention of additional advisors and professionals. Failure by the Company to comply with the federal securities laws could result in private or governmental legal action against the Company and/or its officers and directors, which could have a detrimental effect on our business and finances, the value of our stock and the ability of stockholders to resell their stock.
     Our common stock may be considered “a penny stock” and may be difficult to sell. The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. Initially, the market price of our common stock is likely to be less than $5.00 per share and therefore may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares. In addition, since our common stock is currently traded on the NASD’s OTC Bulletin Board, investors may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.
     A significant number of the Company’s shares will be eligible for sale, and their sale could depress the market price of the Company’s stock. Sales of a significant number of shares of our common stock in the public market, or the perception that such sales could occur, could harm the market price of the common stock. Our common stock becoming available for resale in the public market pursuant to the registration statement of which this prospectus is a part will increase the supply of tradeable common stock, which could decrease its price. Also, our executives can sell a portion of their shares each month, subject to various restrictions. We have reserved for issuance shares of common stock into which the Series A Preferred Stock are convertible and the warrants are exercisable. Some or all of the shares of common stock may be offered from time to time in the open market pursuant to this prospectus (when effective) or Rule 144, and these sales may have a depressive effect on the market for the shares of common stock. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years.
     Our principal shareholders have significant voting power and may take actions that may not be in the best interests of other shareholders. Our officers, directors, principal shareholders and their affiliates control a significant percentage of our outstanding common stock. If these shareholders act together, they will be able to exert significant control over the Company’s management and affairs requiring shareholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our shareholders.
     Investors should not anticipate receiving cash dividends on our stock. We have never declared or paid any cash dividends or distributions on our capital stock. In addition, we currently intend to retain our future earnings to support operations and to finance expansion and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future.
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus (including the section regarding Management’s Discussion and Analysis or Plan of Operations) contains forward-looking statements regarding our business, financial condition, results of operations and prospects. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not deemed to represent an all-inclusive means of identifying forward-looking statements as denoted in this prospectus. Additionally, statements concerning future matters are forward-looking statements.
     Although forward-looking statements in this prospectus reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those specifically addressed under the heading “Risk Factors” as well as those discussed elsewhere in this prospectus. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We file reports with the Securities and Exchange Commission. We make available on our website (by a link to the SEC’s website) under “Investor Relations/SEC Filings,” free of charge, our annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file such materials with the Securities and Exchange Commission. Our website address is www.icurie.com. You can also read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You can obtain additional information about the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission, including us.
     We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus. Readers are urged to carefully review and consider the various disclosures made throughout the entirety of this prospectus, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

USE OF PROCEEDS
     The selling stockholders will receive the proceeds from the resale of the shares of common stock registered under this prospectus. We will not receive any proceeds from the resale of the shares of common stock by the selling stockholders. However, we will receive approximately $9,527,705 if all of the warrants to purchase an aggregate of approximately 8,757,420 shares of common stock registered under this prospectus are exercised for cash, which would be used for general corporate and working capital purposes. There can be no assurance that any such warrants will be exercised. Furthermore, warrants to purchase 2,045,546 shares of common stock and Series A Preferred Stock are subject to a cashless exercise.
MARKET FOR COMMON EQUITY AND DIVIDEND POLICY
     Our common stock is available for quotation on the Over the Counter Bulletin Board maintained by the National Association of Securities Dealers under the symbol “ICUR.OB.” There is no assurance that our common stock will continue to be quoted or that any liquidity exists for our shareholders. Prior to the share exchange and issuance of Series A Preferred Stock in July, 2005, although our common stock was available for quotation on the Over the Counter Bulletin Board, there was no public trading market for our common stock and no public trades of our common stock reported on the OTC Bulletin Board during the fiscal years ended December 31, 2003 and December 31, 2004, and the first two quarters of the fiscal year ending December 31, 2005. The source of this information is NASDAQ Over the Counter Bulletin Board Research Reports.
     As of October 6, 2005, the approximate number of holders of record of our common stock, which is our only class of common equity, is 80. This number does not include holders of securities in street name. As of December 31, 2004, the Company had no securities authorized for issuance under equity compensation plans.
     We have not generated any revenues nor had net profits on operations. We have not paid any cash dividends on our common stock or our Series A Preferred Stock. Our Board of Directors has no present intention of declaring any cash dividends, as we expect to re-invest all profits in the business for additional working capital for continuity and growth. The declaration and payment of dividends in the future will be determined by our Board of Directors considering the conditions then existing, including our earnings, financial condition, capital requirements and other factors.
BUSINESS
Company Overview
     Prior to the July 8, 2005 share exchange with the shareholders of iCurie UK, the Company (then known as Cedar Mountain) was a public “shell” company with nominal assets. As a result of the share exchange, the Company acquired the business and operations of iCurie UK, the shareholders of iCurie UK becoming controlling shareholders of the Company, the management of iCurie UK became management of the Company, iCurie UK becoming a wholly owned subsidiary of the Company and the Company changed its name to iCurie, Inc. The share exchange and related transactions are described in more detail in this section under “Information Regarding Share Exchange and Series A Offering.”
     We want to become a world leader in developing and commercializing next-generation cooling solutions for the PC, personal communications and display industries. We plan to develop, manufacture, market, sell and/or license our patented nanotechnology-derived cooling devices. We believe that our wafer-thin product absorbs, transports and dissipates heat more rapidly than current heat-pipe/heat-sink cooling solutions. Our unique cooling device uses microfluidic physics to move liquid at very high speeds through micro-channels within a thin panel.
     We have been provided with non-economic support and advice from the United Kingdom’s Trade and Investment Global Entrepreneur Program, a UK government organization that identifies and assists global enterprises which might locate in the United Kingdom. This program reviews hundreds of company applications annually and selects only a limited number of companies to work with.
     The current industry-leading cooling technology solutions, heat-pipes/heat-sinks, were developed when PC processors such as the Pentium I® & Pentium II®, with much lower speeds and cooling demands, were the industry standards. With the rapid development of faster processors, such as the later Intel Pentium® series, the cooling industry has produced many versions of the limited heat-pipe and/or heat-sink. However, this aging technology still relies principally on solid metal to absorb and transport heat and is becoming less effective as faster processors produce increased heat levels. Battery life is substantially eroded in laptops due to heat and the energy required to operate one or more cooling systems. Lighter, thinner, smaller, faster, more efficient and less energy-consuming than current cooling products, we believe that our coolers represent an industry solution to these issues, presently ready for commercial production. Moreover, we believe that our coolers will be cheaper to produce commercially than conventional coolers.
     iCurie UK acquired its nanocooling intellectual property from iCurie Lab, Inc. in March 2004, and acquired an 80.2% equity interest in iCurie Lab, Inc. in December 2004. The remaining 19.8% of iCurie Lab, Inc. was acquired by iCurie UK on September 1, 2005, pursuant to an agreement entered into by iCurie UK on August 26, 2005. This transaction was described in our 8-K filing dated August 26, 2005 and filed with the SEC on September 1, 2005. iCurie UK was incorporated in England in March 2004, and iCurie Lab, Inc. was incorporated in Korea in 2000.
     Our principal offices are currently located in leased space at 1395 Brickell Avenue, Suite 800, Miami, Florida 33131, and our phone number is 305-529-6290. Our Web address is www.icurie.com. iCurie Lab, Inc., which is our research, development and manufacturing center, is and will continue to be located in Seoul, Korea. The Company’s telephone number in Korea is 011-82-2-3452-2005 and its fax number is 011-82-2-3452-3650. Other than our Chief Executive Officer, Chief Operating and Financial Officer and corporate counsel, all of our 27 employees are located in Seoul.

Industry Overview
     The PC cooling industry is an estimated $1 billion business annually. The total PC market, including desktops and notebooks, is estimated at approximately 171 million units in 2005 and is growing at approximately 10% annually. In addition, we expect the growth of the PC cooling industry to accelerate faster than the growth of the PC market itself, based on the increased power consumption and heat output of today’s microprocessors and video cards.
     We have also identified several other substantial markets for our cooling systems. We are evaluating an opportunity to supply cooling systems to the display market (flat panel displays) and the personal communications industry (for an initial deployment in PDAs and smartphones). The business opportunity to supply cooling systems to the communications and display markets is estimated at over 200 million units in 2005. Later deployments of our cooling technology may include the home appliance, automotive, defense and/or aerospace industries.
Technology Overview
     Our product is based on its patented microfluidic technology. We are taking advantage of nano-scale physical properties and structures that we imbed and manipulate within a micro-scale environment to create a new, highly efficient cooling technology. This technology enables higher performance than current cooling systems, with no noise and no vibrations. Uniquely among current cooling products, the product requires no pump or power source. We believe that the product can be commercially manufactured using simple, well-known processes and at less cost than traditional cooling products. Our technology can be used as a stand-alone cooling solution or in conjunction with a fan to increase cooling efficiency.
     The product is a one-millimeter thin copper plate, into which specially designed micro and nano channels have been structured. Liquid coolant (distilled water) is placed into the micro and nano channels through a process known as VCS- Vacuum, Charge and Sealing. The heat source (CPU or other) is placed adjacent to the copper plate (as are traditional CPU coolers). When heat is generated, the liquid coolant absorbs the heat in a very short period of time (less than 0.02 sec). The heat causes the liquid coolant to change to vapor. The vapor is rapidly transported through the micro and nano channels. The vapor is changed back to liquid by rapidly dissipating the heat. The liquid coolant then returns to the heat source at a low temperature and is ready to repeat the process. The pressure gradients created by the conversion of the coolant between liquid and vapor states “pump” the coolant through the micro and nano channels as part of a continuous process. The product has been certified by LG Electronics, a recognized consumer electronics company. Pursuant to this certification process, laboratory tests were performed under strict measured conditions by a independent third party, and technical results were deemed satisfactory for acceptable performance of a current product produced by a major company (in this case a LG Tablet PC with a 1GHz Intel CPU).
Market Opportunity and Marketing Plan
     The PC cooling industry is estimated today at more than $1 billion. As the PC industry uses ever more-powerful chips, including video chips, cooling has become an increasingly critical issue, yet there have been few technological innovations in this area. The industry is highly fragmented, the market need is significant, and we believe we have a superior product which can be sold at the same price as current products. As a result, we believe we can capture a significant share of the PC cooling industry.
     The marketability of our product spans basically over all industries where heat emission calls for cooling. However, there are three industries where we clearly believe that our technology can rapidly become the product of choice. These three industries are the PC, personal communication and display industries. Companies in these industries need components with higher performance; are used to manage complex supply chains; and are willing to accept breakthrough technologies to gain competitive supremacy.
     When dividing these industries into specific segments, it is possible to tailor our technology into a well-defined product portfolio. The total volume of those segments represents approximately 400 million products sold to the end user market. The PC industry represents approximately 40% of that total and the display market more than one-third. We believe that our products will have a very strong value proposition in all of the above-mentioned industries. Based on our analysis of the PC industry, we believe that our cooling devices would have a high competitiveness in approximately 20% of the market. This 20% is what we see as the immediate addressable market. Based on our market analysis, we believe that 35% of the communication industry (excluding the mobile phone segment) and 10% of the display industry (basically flat panel television screens) market is addressable at launch.
     Due to market size, product competitiveness and customer need, we have chosen the mid and high-end of the PC industry as the primary target market. The high-end segment of the display industry is the second targeted market and communication industry as the third. In a later stage, we may also address numerous market segments like the telecom, home appliances, automotive, aerospace, defense industries, etc.
     Beyond the PC industry, we have identified substantial opportunities in the flat panel display industry, and also believe there will be demand for our products by manufacturers of mobile phones and PDAs. In addition, we believe that there are many more addressable markets which could potentially offer large scale opportunities, such as the home appliance, automotive, defense and/or aerospace industries.
     We intend to address our target markets with a model that incorporates a mix of licensing arrangements, through which we can enter certain markets indirectly through the efforts of third parties, and direct product sales in conjunction with largely outsourced or joint ventured manufacturing and sales capability. We believe our approach will enable us to garner significant market share without large investments in fixed plant or a large sales force.
     Commercialization of our cooling product is expected during 2005. We intend to employ two parallel sales models when taking our cooling technology to the market. The first is a licensing model, which we plan to use in specific industries or industry segments. We believe that giving licensing partners exclusive rights in certain specific areas represents an expedient way of creating relatively certain revenues with relatively low financial risks. We believe that this model will also help to create visibility and credibility for our technology in other industries. We plan to pursue this sales model in mature industries, such as the PC industry, with well established global players.

     The second sales model will be direct sales, either through an internal iCurie sales force or through joint ventures. We believe that the direct sales model will help increase our revenues, but may also entail increased financial risks. We plan to pursue this strategy when a technology shift is taking place in a particular industry that can be taken advantage of by us, or when an industry is fragmented and barriers to entry are low. Under this model, we plan to manage our supply, manufacturing, and distribution chains through sub contractors or by utilizing the manufacturing expertise of our joint venture partners.
Competition
     Although we believe that our technology represents a next generation industry solution to the cooling demands of the PC, personal communications and display industries, we face and will continue to face intense competition. This competition consists of companies attempting to develop and market products similar to ours, as well as products incorporating alternative technologies. Although we believe that we have a degree of market exclusivity with respect to our product due to its intellectual property rights, there can be no guarantees that competitors will not successfully market products similar to ours, whether or not such products may infringe on our intellectual property rights. Even if we are ultimately successful in challenging competitors use of our intellectual property, any such challenge will likely be both expensive and time consuming, and our competitive position could be adversely affected notwithstanding successful legal actions to enforce our intellectual property rights.
     In addition, there are several alternative technologies currently being developed and marketed to address the same market demands as our product. Although we believe our product and our MCS technology provides a highly competitive solution when compared to these alternative technologies, it is possible that the market may adopt one of these alternative technologies, which may in turn become a recognized industry standard. Wide market adoption of one or more of these alternative technologies would have an adverse affect on our competitive position. In addition, we may also face competition from technologies not yet developed, whether such future technologies address the cooling issues directly or indirectly through the development of products which produce less heat and therefore do not require an improved cooling solution.
     In addition to the various forms of competition faced by us, it is likely that many of our competitors will be much larger and better capitalized than we are, with substantially more resources to devote to the development, manufacture and sales of cooling technology solutions. Such competitors may also benefit from existing relationships and reputations within the PC, personal communications and display industries.
Management Team
     Our senior management is led by Hakan Wretsell, our Chief Executive Officer, Michael Karpheden, our Chief Operating and Financial Officer, and Dr. Jeong Hyun Lee, Ph.D., our Chief Technology Officer and founder of iCurie Lab, Inc. The management team consists of successful entrepreneurs and senior level executives who have extensive experience in management, business development, marketing and sales, and systems development. In addition to this management team, we believe we have assembled a highly capable and active Board of Directors.

Properties
     We are currently establishing our corporate headquarters in Miami, Florida. There are several reasons for this choice of location. As a US publicly traded company we feel that the appropriate location for our corporate headquarters is within the United States. By setting up an office in the United States, we can better capitalize on market opportunities in this region. Other benefits to corporate headquarters in the United States is the proximity to financial markets as well as access to skilled human resources.
     We anticipate that our headquarters in the United States will consist of top management, who will set and manage strategic priorities, business plans, business tactics, budgets, financing and legal matters. We also anticipate that management of sales strategy and tactics with key account management will also be part of the United States office. Our corporate research and development center is and will continue to be located in Seoul, Korea. Our Korea office currently houses 24 of our 27 employees, which includes all employees other than Hakan Wretsell and Michael Karpheden, the Company’s CEO and COO/CFO, respectively, and the Company’s corporate counsel. We believe that Korea is an excellent location to recruit highly skilled engineers. The main responsibilities of the Korean office is to develop and industrialize the planned product portfolio, lab prototypes and pre-serial manufacturing, as well as quality control.
     We currently lease an office, research and manufacturing facilities in Seoul, Korea and office space in Miami, Florida. Our leased facilities in Korea consist of approximately 380 square meters of office space and approximately 750 square meters of space used as a pilot plant to begin product manufacturing. Approximate monthly rent (including a 10% value added tax) for the Korean office and plant is 5,500,000 KWON (approximately $5,500) and 8,527,200 KWON (approximately $8,527), respectively. The leases on the office and plant space expire on March 29, 2006 and July 26, 2006, respectively. Our space in Miami consists of a furnished office which includes secretarial and other amenities at a charge of approximately $1,750 per month under a contract expiring November 15, 2005.
     We plan to establish regional business centers as the business grows. They will be focused on marketing and selling the iCurie technology and our products. It is anticipated that this part of the organization will also handle customization and specify customer applications. Moreover, we plan to add resources according to well-defined budgets. We will strive to match the number of employees to the order and sales performance and as the business requires. Additional personnel will not be added before we have a solid order stock.
Our Product
Key Technology
     Our product is based on nano and micro level channel technology. By utilizing a micro and nano scale environment, the laws of physics are manipulated to create a completely new cooling technology. This technology enables cooling products with higher performance, no noise, and no vibrations. The product does not require a pump to operate.

Explanation of the Working Principles of iCurie’s Micro Cooling System (MCS)
     Every closed fluid circulation device needs pressure differences, or “pressure gradients” to move fluid from one location to the next. In MCS, “Capillary Pulled Pumping Circulation (CPPC)” achieves this. The following explains the processes involved in MCS:
     1.       The heat source, from which the MCS is trying to remove the heat, is located in area “A.” This area is the evaporation section. It is made up of many micro and nano channels. The channels are different in size and area depending on the amount of evaporation, flow velocity and fluid. The channels are filled with fluid and have an interface or meniscus at the edge of each channel in the flow direction. One can compare this to a pool of liquid and straw or small pipe where at some height of the straw will be the meniscus. If the interface of the meniscus is heated, then evaporation will occur. Due to the surface tension created by the fluid, the material of the straw and the air, the height of the meniscus will not change. The surface tension pulls the liquid column up to the same height as evaporation occurs. The quicker the evaporation, the quicker the flow. The limit of this is dependent on the surface tension force. This is different from a “pool boiling effect” where there is a pool of liquid and the liquid is heated from the bottom. The amount of evaporation, and thus the amount of heat removal, would be limited to the area of the pool.
     2.       Once the evaporated vapor leaves the evaporation channels, it travels through to an adjacent area “B.” This is the vapor transport section, which functions like a heat pipe. In this section the vapor temperature loss is kept to its minimum, which means the efficiency is maximized.
     3.       Once the vapor reaches a condensation area “C,” the vapor loses energy to the environment. Usually, the amount of loss to the environment is governed by the area of the condensation part. In MCS, the loss to the environment is maximized due to heat exchange that occurs in micro to nano scale, unlike other systems where the heat exchange occurs at macro or bulk scale. When the scale is reduced the efficiency is increased. This is the basis of heat exchange in MCS. Therefore, MCS cannot be made thick. This will eliminate the effects of MCS to the level of a “normal” device. As the cooled vapor travels through section “C” in the direction of the flow, the vapor loses energy and becomes liquid again.
     4.       The cooled liquid is “pulled” into section “D” due to the capillary effect of the channels. The channels are designed in that way to ensure that the flow only occurs in one direction and not the other. This is achieved by sustaining capillary gradient in one direction. This ensures that the flow always occurs in a given direction regardless of the position of the device.
     5.       When evaporation occurs in the section “A” interface, the surface tension “pulls” the liquid back to its original height. This is the pumping effect of MCS. If there is liquid behind that column, the amount of liquid pulled will be equivalent to the amount of evaporation that occurred. This finalizes the circulation of the device.
     6.       Therefore, the device circulates as follows: (i) evaporation of liquid, (ii) transportation of vapor, (iii) condensation of vapor, (iv) transportation of liquid, (v) evaporation of liquid. (A-B-C-D-A)

Product Characteristics
     The product is a plate that is millimeter thin and made of copper. It has very compact dimensions and it functions as one piece. There is no need for power and it has no mechanical parts. As a result, it doesn’t generate any noise and vibrations. In addition, it is not impacted by positioning, which should make it extremely well suited for many different applications in the industry.
Principles of Function
     The product is a millimeter thin copper plate, into which specially designed micro and nano channels have been structured. Liquid coolant (distilled water) is placed into the micro and nano channels through a process known as VCS- Vacuum, Charge and Sealing. The heat source (CPU or other) is placed adjacent to the copper plate (as are traditional CPU coolers). When heat is generated, the liquid coolant absorbs the heat in a very short period of time (less than 0.02 sec). The heat causes the liquid coolant to change to vapor. The vapor is rapidly transported through the micro and nano channels. The vapor is changed back to liquid by rapidly dissipating the heat. The liquid coolant then returns to the heat source at a low temperature and is ready to repeat the process. The pressure gradients created by the conversion of the coolant between liquid and vapor states “pump” the coolant through the micro and nano channels as part of a continuous process.
Patents
     We believe that we have taken steps to significantly protect our intellectual property rights relating to our microfluidic technology and other aspects of our proposed product. Most material elements of our product are covered by patents that we believe should give us a degree of market exclusivity during the term of the patents. We have so far been granted patents relating to our microfluidic technology in US, Korea, Japan, China and Taiwan. In addition, we currently have pending further patent applications in 17 countries that are members of the European Union, Russia and India relating to that technology and other associated elements. These applications designate many countries throughout the world, including the United States, Europe, Japan, China, Taiwan, India and Korea. The patents already granted, together with any further patents granted pursuant to the various applications previously referred to, will have expiration dates ranging from 2021 to 2024.
Performance
     Our product constitutes a completely new alternative to existing cooling devices. By eliminating or minimizing the need of additional power, it is possible to directly notice a performance parameter that should give us a strong advantage over existing cooling alternatives. The small size is another performance criteria that appears to be highly valued by potential customers. The absence or low level of noise and vibration should give the product a very strong advantage at the end user level. These performance criteria can easily be used as a strong marketing and positioning tool in the market place. Since the product is stackable, it is simple to add on another copper plate when the need for heat dissipation is increased. This should make it easy for customers’ design teams to use our product to satisfy the specifications of their product portfolio. Furthermore, it also makes the design and manufacturing logistics process easy to manage, enabling a low cost structure.

     As a result of the low expected manufacturing costs, we believe our product can be price neutral in the low end of the market and still give our customers higher benefits due to our product’s superior performance. In the mid and high end of the market, we believe we will be able to offer, if necessary, lower prices than existing alternatives and still obtain relatively high margins.
Manufacturability
     Prototypes made under normal manufacturing conditions have been constructed by potential manufacturing subcontractors, Joong Won and Thelia Telecom. AVC has been running trial-and pilot-manufacturing and plans to run series manufacturing volumes in 2005.
Sales and Marketing
     Sales. We believe our commercialization will start during 2005. The first three markets we plan to approach are the PC, display and communication industries. We are planning for two different strategic revenue streams. First, we plan to use licensing to rapidly take our technology to market, create credibility and visibility for our technology. This is the preferred strategy in industries that shows a high level of maturity. Second, we plan to use direct product sales to optimize the value of the technology. By managing a supply chain of sub-contractors, we plan to offer our products to companies in specific industry segments. The sales will be executed through joint ventures or through our own sales force, based out of regional offices.
     Marketing. We plan to tailor and adopt our technology and product portfolio to our target markets. Our management believes that our product offers superior performance to existing alternatives, and can be manufactured at a lower cost than those alternatives. This gives us numerous alternatives in regards to marketing messages and competitive positioning. Regardless of the competitive environment, we feel confident going to the market with business proposals that are lowering barriers to entry. We plan to utilize price-performance trade-offs to rapidly create partnerships and make in-roads to targeted markets.
     The marketing strategy will be a combination of different marketing initiatives. We plan to base this strategy on a business-to-business marketing approach, where value is primarily determined by business economic use and large-unit transactions are the norm. The marketing philosophy, however, will go beyond a fixation on transactions, which very often leads to lost customers and low brand awareness in the short-term. Our ambition is to build a mutually advantageous long-term relationship with the customers, not just sell a product. This calls for knowing the customer well enough to deliver relevant products in a timely fashion and meeting their specific needs.
     We plan to employ an overall marketing strategy which will include initiatives such as advertising, public relations and customer relations management (CRM), as well as a strong focus on corporate identity. The critical aspect is to convey the strengths and values of the products to potential customers, such as superior performance, no noise and vibrations, environmentally friendliness, and reduced size. We plan to accomplish this through strong direct marketing programs to potential customers. In addition, we believe that product marketing and advertising through specialized computer magazines will be an important component in our strategy. Trade shows on a worldwide basis will be part of the long term marketing strategy to ensure visibility in the market place.
     We plan to build value through marketing based assets, such as brand, customer and employee relationships, channel relationship, supplier relationship, and intellectual capital. Our strategy is to minimize our ownership of physical assets. We just need to be able to effectively employ and manage out-sourced manufacturing capacity. Our belief is that value creation derives from building intellectual capital instead of owning fixed assets such as factories, buildings etc. However, we do expect to own limited manufacturing capacity to enable shipment of sample products as well as to ensure that we understand the manufacturing process fully.
Manufacturing Operations
     Our product does not call for a complex manufacturing set up, the number of components is very limited and we plan to identify key manufacturing partners found in many industrialized countries. The key manufacturing skill will be etching and/or pressing, both well known technologies. Competitiveness has created a focus on utilization, yields and process management. It is through etching and/or pressing that the key component of iCurie’s product, the micro channels, will be built.
     The etching and pressing industry are highly fragmented industries with many small companies that can be found in many local markets. No global consolidation appears to be underway, and for the time being the perceived added value doesn’t appear to attract significant interest from the financial industry. In the short and mid-term horizon, we do not see any strategic threats from a potential manufacturing partner from those industries. Adequate control over our joint ventures should be achieved and maintained through strong contracts, equipment ownership, adequate communication and operational oversight, and the selection of appropriate partners.
     We believe that the manufacturing capacity of our main partner — Asia Vital Components (AVC) — will support the majority of estimated volumes for 2005. AVC, based in Taiwan, is a leader in PC cooling systems, manufacturing heat pipes, fans and fins (the standard PC cooling system), with estimated market share of over 30% worldwide. AVC’s total revenues for 2004 were estimated to be approximately $395 million. AVC’s major customers include Intel, IBM, Dell, HPQ, Apple, AMD, NEC, Sanyo Denki, Legend and Quanta. AVC recently merged with DaTech (a large fan supplier).
     Our Korean operating subsidiary, iCurie Lab, Inc., entered into a collaboration agreement with AVC in late 2002, pursuant to which iCurie and AVC agreed to work together to develop and support our cooling technology and we granted AVC the exclusive right, subject to certain conditions, to manufacture our product for us in Taiwan and China for all companies headquartered in Taiwan, and further agreed to limit the number of third party manufacturers of our product to three. AVC has already invested in R&D and manufacturing capacity to produce our coolers. AVC has advised that it has a team of engineers dedicated solely to the deployment of our technology and has indicated that over time this new product could replace its current cooling products. AVC also loaned KWON 900,000,000 (approximately $900,000) to iCurie Lab, Inc. in 2003. There is currently KWON 300,000,000 (approximately $300,000) outstanding on this loan, which is repayable in December 2007.

     In April, 2005, iCurie and AVC entered into a non-binding Letter of Intent to form a joint venture to manufacture and sell our cooling product. The proposed joint venture will manufacture and sell our product only to iCurie and AVC for resale by such companies. AVC will have the right to sell the product anywhere in the world to PC manufacturers, other than to PC manufacturers headquartered in Japan or Korea. We will have the right to sell the product to PC manufacturers headquartered in Japan or Korea. iCurie and AVC also have the exclusive sale rights in such territories for products which incorporate our product produced by the joint venture. Each of iCurie and AVC shall license certain technology to the joint venture and will receive license fees from the joint venture. AVC will fund and manage the manufacturing operations of the joint venture. The Letter of Intent contains certain pricing parameters and minimum volume requirements. The joint venture is to be managed jointly by us and AVC through a board of directors. The terms of the Letter of Intent are non-binding, and there can be no assurance with regards to the finalization of the joint venture or the final terms thereof.
     Based on our partnership with AVC and advanced discussions with large potential clients, we believe we could have between 10 and 15 customers buying our products by the end of 2006. We have also entered into a limited number of agreements with investors or potential strategic partners, including an agreement which may obligate us to repay a KWON 200,000,000 (approximately $200,000) investment upon request of the contract partner. As of the date of this prospectus, we are in the process of negotiating certain terms of these agreements, although we do not believe any of such agreements will have a material effect on our business or financial condition.
Information Regarding Share Exchange and Series A Offering
Overview of Recent Transactions
     Effective as of July 8, 2005, Cedar Mountain entered into a Share Exchange Agreement with the shareholders iCurie UK and certain additional parties. Immediately prior to the execution of the Share Exchange Agreement, 3,050,001 shares of Cedar Mountain common stock were cancelled pursuant to agreements between Cedar Mountain and certain shareholders of Cedar Mountain (including the then sole officer and director of Cedar Mountain) for aggregate consideration of $214,000. Upon the consummation of the transactions contemplated by the Share Exchange Agreement on July 8, 2005, (i) Cedar Mountain acquired all of the outstanding shares of iCurie UK (resulting in iCurie UK becoming a wholly owned subsidiary of Cedar Mountain), (ii) Cedar Mountain issued 24,935,047 shares of common stock to the shareholders of iCurie UK and certain of their assigns, which represented 94.864% of the issued and outstanding shares of Cedar Mountain common stock, (iii) the sole director and executive officer of Cedar Mountain resigned, (iv) directors and officers associated with iCurie UK were appointed as directors and officers of the Company, (v) Amended and Restated Articles of Incorporation of Cedar were approved and filed which, among other things, changed the name of Cedar Mountain to iCurie, Inc., and designated 30,000,000 shares of Series A Preferred Stock; and (vi) the new directors approved and adopted Amended and Restated Bylaws of iCurie, Inc.
     Effective as of July 11, 2005, we issued 20,995,239 shares of Series A Preferred Stock, together with warrants exercisable for a total of 6,441,874 shares of our common stock, to various parties (referred to in this prospectus as the “Series A Shareholders”) in exchange for approximately $12.48 million in cash (at a cash price of $0.88 per share of Series A Preferred

Stock) and the transfer to us on the terms described herein of $4.6 million of previously issued promissory notes issued by various parties (we refer to these transactions collectively as the “Series A Offering”). The Series A Offering was effectuated pursuant to Subscription Agreements (in the case of cash sales) and a Preferred Stock Purchase Agreement (in the case of the issuance of Series A Preferred Stock for promissory notes) between iCurie, Inc. and the stock recipients, each effective as of July 11, 2005. In connection with the Series A Offering, we also entered into a Registration Rights Agreement dated as of July 11, 2005 with the iCurie UK shareholders, Series A Shareholders, and certain additional parties, as described in this section under “Registration Rights Agreement.”
     Pursuant to the Share Exchange Agreement, the Company agreed to assume the obligations of iCurie UK under a Placement Agent Agreement between iCurie UK, Indigo Securities LLC and Axiom Capital Management Inc. (we refer to Indigo and Axiom collectively as the “Placement Agent”), pursuant to which the Placement Agent was compensated by us for its services in connection with the Share Exchange Agreement and the Series A Offering, as described in this section under “Compensation to Placement Agent.” In connection with the Share Exchange Agreement and Series A Offering, the Company also granted warrants exercisable for a total of 270,000 shares of our common stock to a party that identified Cedar Mountain as a potential participant in the share exchange.
     In connection with the Share Exchange Closing and Series A Offering, (i) our executive officers entered into employment agreements as described under “Executive Compensation,” (ii) we advanced a major shareholder $500,000 payable under a pre-existing revenue sharing agreement and entered into certain related transactions with such shareholder, (iii) we cancelled a $1.1 million promissory note made by an executive officer in exchange for 1.25 million shares of our common stock owned by such officer, (iv) an option for 440,000 shares of iCurie UK common stock held by an executive officer was cancelled in exchange for a warrant to purchase 1,097,142 shares of our common stock, (v) our executive officers were paid certain accrued but previously unpaid salaries in cash and shares of our common stock and (vi) an executive officer agreed to indemnify us against certain potential liabilities related to our then-contemplated acquisition of 19.2% of iCurie Lab, Inc. (which was subsequently acquired on September 1, 2005). Additional information regarding the matters set forth in (ii) – (vi) above is set forth under “Certain Relationships and Related Transactions.”
     The above transactions were first reported and described in the Company’s Form 8-K dated July 8, 2005 are filed with the SEC on July 19, 2005.
Description of Note Conversion
     Pursuant to the Preferred Stock Purchase Agreement, secured convertible interim promissory notes (referred to in this prospectus as the “Notes”) which were issued by iCurie UK and two of its shareholders, Hansen Gray & Company, Inc. and Dr. Lee, in the aggregate principal amount of $4,600,000, were exchanged for approximately 6,810,000 shares of Series A Preferred Stock. The number of shares of Series A Preferred Stock issued in the Note conversion equaled the approximate number derived by dividing (i) $4,100,000 principal amount of the Notes by $0.66, and (ii) $500,000 principal amount of the Notes by approximately $0.83, representing a twenty-five percent (25%) and five percent (5%) discount from the cash offering price of the Series A Preferred Stock, respectively. The shares of Series A Preferred Stock issued upon conversion of the Notes have the same rights, preferences and privileges as all other shares of Series A Preferred Stock.
Compensation to Placement Agreement
     In connection with the share exchange and Series A Offering, the Placement Agent received (i) a cash fee of approximately $1.248 million, equal to ten percent (10%) of the aggregate gross cash proceeds received from the Series A Offering from subscribers, (ii) a cash fee of approximately $285,000, representing the unpaid portion of fees owed in connection with the original issuance of the Notes, (iii) warrants to purchase 1,364,528 shares of Series A Preferred Stock, equal to ten percent (10%) of the shares of Series A Preferred Stock purchased by subscribers, at an exercise price of $0.88 per share, and (iv) warrants to purchase 681,018 shares of common stock, at an exercise price of $0.88 per share. The Placement Agent additionally was reimbursed for actual out-of-pocket expenses incurred in connection with the Share Exchange Agreement and the Series A Offering, subject to certain limitations. $42,500 of the Series A Offering is still in escrow pending resolution of dispute between the Placement Agents and the Company.
Registration Rights Agreement
     Initial Registration. The Registration Rights Agreement requires us to use our reasonable best efforts to file the registration statement to which this prospectus is a part by September 8, 2005 and cause the registration statement to become effective no later than one hundred and twenty (120) days after July 11, 2005. Under the terms of the Registration Rights Agreement, if the registration statement is not filed within 60 days of July 11, 2005 or declared effective within 120 days of July 11, 2005 (each a “Non-Registration Event”), then for each 30 day period during the pendency of such a Non-Registration Event, we are required to pay to the purchasers of the Series A Preferred Stock an amount equal to one percent (1%) of the purchase price paid for the Series A Preferred Stock ($0.88 per share), which may be paid in cash or in shares of Series A Preferred Stock (valued at $0.88 per share), at the Company’s option.
     Demand Rights. If the initial registration statement does not register all shares of common stock as required by the Registration Rights Agreement, owners of Series A Preferred Stock holding more than $500,000 in value of the securities to be registered may require us to use our best efforts to cause such shares to be registered on other registrations, subject to certain conditions. We shall not be obligated to affect more than two (2) registrations under these demand right provisions.
     Piggy-Back Rights. If the initial registration statement does not register all shares of common stock as required by the Registration Rights Agreement, owners of Series A Preferred Stock shall be entitled to “piggy back” registration rights on all registrations of the Company or on any demand registrations of any other investor, subject to certain conditions and the right of the Company and its underwriters to reduce the number of shares proposed to be registered in view of market conditions.
     S-3 Rights. If the initial registration statement does not register all shares of common stock as required by the Registration Rights Agreement, owners of Series A Preferred Stock shall be entitled to unlimited demand registrations on Form S-3 (if available to the Company) subject to certain conditions, so long as such registered offerings are not less than $500,000.
     Expenses. We shall bear registration expenses (exclusive of underwriting discounts and commissions) of the initial registration and all such demands, piggy backs, and S-3 registrations (including the expense of one special counsel for all Series A Preferred Stock selling shareholders).
     Hansen Gray/CHL. The common stock of the Company held by Hansen Gray & Company and CHL Investment Partnership (prior shareholders of iCurie UK) will not be registered pursuant to the registration statement of which this prospectus is a part, although such parties do have the right to demand registration of their common stock beginning six (6) months and twelve (12) months, respectively, after the effective date of such registration statement. We are required to pay certain liquidated damages if we do not register the shares of Hansen & Gray and CHL in accordance with these demand rights. The Registration Rights Agreement also imposes certain sale restrictions on Hansen Gray prior to the registration of its shares of our common stock.
Summary of Financing
     December 2004 Bridge Financing. On December 2, 2004, Hansen Gray issued secured convertible promissory notes (the “HG Notes”) in the aggregate principal amount of $2,500,000 to various purchasers (the “HG Noteholders”). All of the proceeds of the HG Notes were distributed to iCurie UK. Upon consummation of the Series A Offering, the principal amount of the HG Notes were exchanged for 3,787,863 shares of Series A Preferred Stock. Upon such exchange, each HG Noteholder received the number of shares of Series A Preferred Stock equal to the number derived by dividing the principal amount of the Noteholder’s Note by $0.66 (subject to rounding), representing a twenty-five percent (25%) discount from the cash offering price per share of the Series A Preferred Stock.
     In connection with the issuance of the HG Notes, iCurie UK also agreed to issue, and in the Series A Offering we did issue, the HG Noteholders five-year warrants to purchase an aggregate of 710,214 shares of common stock. Each such warrant entitles the holder thereof to purchase the number of shares of common stock equal to (i) twenty-five percent (25%) of the aggregate principal amount of the applicable HG Note, divided by (ii) 0.88 (subject to rounding), at an exercise price per share equal to $0.88. The warrants contain customary anti-dilution provisions. As part of the share exchange, Hansen Gray also transferred to the HG Noteholders an aggregate of 1,496,103 shares of common stock.
     Also in connection with the issuance of the HG Notes, Dr. Lee issued a personal promissory note for $1,100,000 to an affiliate of the HG Noteholders. In connection with the Series A Offering, the holder of Dr. Lee’s note transferred the Note to us in exchange for approximately 1,667,000 shares of Series A Preferred Stock. We then cancelled the note in exchange for $1,100,000 of Dr. Lee’s common stock (valued at $0.88 per share). See “Certain Relationships and Related Transactions.”
     2005 Bridge Financings. On each of March 17 and April 25, 2005, iCurie UK issued secured convertible promissory notes (the “2005 Notes”) in the principal amount of $500,000 to various purchasers (the “2005 Noteholders”), for an aggregate combined issuance of $1,000,000. The 2005 Notes ranked senior to all other debt of iCurie UK. As part of the Series A Offering, the 2005 Notes were exchanged for approximately 1,355,600 shares of Series A Preferred Stock. Upon such exchange, each 2005 Noteholder received the number of shares of Series A Preferred Stock equal to the number derived by dividing the principal amount of the noteholder’s 2005 Note and accrued and unpaid interest by (i) $0.66 in the case of the $500,000 March 17 note issuance and (ii) approximately $0.83 in the case of the $500,000 April 25 note issuance (in each case subject to rounding), representing a twenty-five percent (25%) and five percent (5%) discount, respectively, from the cash offering price of the Series A Preferred Stock.
     In connection with issuance of the 2005 Notes, iCurie UK also agreed to issue, and in the Series A Offering we did issue, the 2005 Noteholders five-year warrants to purchase 482,946 shares of common stock. Each such warrant relating to the March 17 note issuance entitles the holder thereof to purchase the number of shares of common stock equal to (i) eighty percent (80%) of the aggregate principal amount of the applicable 2005 Note, divided by (ii) 0.88 (subject to rounding), at an exercise price equal to $0.88 per share (subject to rounding). Each such warrant relating to the April 25 note issuance entitles the holder thereof to purchase the number of shares of common stock equal to (i) five percent (5%) of the aggregate principal amount of the applicable 2005 Note, divided by (ii) 0.88 (subject to rounding), at an exercise price equal to $0.88 per share. The warrants contain customary anti-dilution provisions.
     Additional Warrants. Pursuant to the Series A Offering, each recipient of Series A Preferred Stock received warrants to purchase a number of shares of common stock equal to twenty-five percent (25%) of the number of shares of Series A Preferred Stock received (subject to rounding). Fifty percent (50%) of these warrants are exercisable at $1.10 per share and fifty percent (50%) are exercisable at $1.32 per share.
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
     The following discussion contains forward-looking statements that are subject to significant risks and uncertainties about us, our current and planned products, our current and proposed marketing and sales and our projected results of operations (See “Risk Factors” on page 4). There are several important factors that could cause actual results to differ materially from historical results and percentages and results anticipated by the forward-looking statements. We have sought to identify the most significant risks to our business but cannot predict whether or to what extent any of such risks may be realized nor can there be any assurance that we have identified all possible risks that might arise. Investors should carefully consider all of such risks before making an investment decision with respect to our stock. The following discussion and analysis should be read in conjunction with our financial statements and notes thereto. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment from our management.
     As set forth in this report, we believe that the heat emission problem has grown and is now seriously threatening the development of new products in several industries. New cooling technologies should therefore enable companies to develop new products with higher performance, increased efficiency and with smaller size. We want to become a world leader in developing and commercializing this next generation of cooling solutions for the PC, personal communication and display industries.
     We plan to execute our business plan over the next 12 months without having to raise additional capital, although there can be no assurance that additional capital will not be required or that we will be able to successfully raise such capital if needed.
     We expect our research and development activities to continue to be focused on ongoing product projects together with potential future projects undertaken in conjunction with potential customers relating to the use and/or modification of our product.
     We expect our capital expenditures over the next 12 months to be focused on the establishment and finalization of a manufacturing pilot plant and on specific research and development related test equipment. All such expenditures will take place in Seoul, South Korea, where our research and development headquarters is located.
     We currently expect to hire approximately 10 new employees over the next 12 months. These additions relate to the corporate management team, sales resources, research and development and supply chain management.
CHANGES IN AND DISAGREEMENTS WITH
ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
     As reported in our Form 8-K dated August 31, 2005 and filed with the SEC on September 1, 2005, effective as of such date, (i) Cordovano and Honeck, LLP (“C&H”) was dismissed as our independent auditor and (ii) PKF, Certified Public Accountants, a Professional Corporation (“PKF”), was engaged as our independent auditor.
     The reports of C&H on the financial statements for each of the two fiscal years ended December 31, 2003 and 2004 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that the audit report for each such fiscal year stated that certain matters set forth in each such report raised substantial doubt about our ability to continue as a going concern.
     In connection with the audits of the financial statements of Cedar Mountain for each of the two fiscal years ended December 31, 2003 and 2004, and through August 31, 2005, there were no disagreements with C&H on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of C&H, would have caused C&H to make reference to the matter in its reports.
     During each of the two fiscal years ended December 31, 2003 and 2004, and through August 31, 2005, no information is required to be reported under Item 304(a)(1)(iv)(B) of Regulation S-B, promulgated pursuant to the Securities Exchange Act of 1934, as amended.
     Prior to PKF’s engagement, we did not consult with PKF regarding either the application of accounting principles to a specified transaction, either completed or contemplated, or the type of audit opinion that might be rendered on our financial statements.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES
     Our Amended and Restated Articles of Incorporation contain a provision eliminating the liability of a director to us and our stockholders for monetary damages for breaches of fiduciary duty as a director, to the fullest extent permitted by law.
     Our Amended and Restated Articles of Incorporation also authorize the Company to indemnify any director, officer or agent of the Company, or any other person, to the full extent permitted by law. This indemnification may include the right to be paid the expenses incurred in defending any action, suit or proceeding in advance of its final disposition. Our Amended and Restated Bylaws require the Company to indemnify directors, officers or employees in connection with certain actions, suits or proceedings, subject to certain limitations.
     Any repeal or modification of our Amended and Restated Articles of Incorporation shall be prospective only and shall not adversely affect any right or protection of our directors or officers existing at the time of a repeal or modification for any breach covered by the Amended and Restated Articles of Incorporation which occurred prior to such repeal or modification.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
MANAGEMENT
Executive Officers and Directors
     The following table sets forth certain information about our executive officers and directors. We anticipate that Mr. Karpheden will focus on his position as Chief Operating Officer once we complete the process of identifying candidates to serve as Chief Financial Officer. Messrs. Clarke and Osborn were elected as directors by the holders of the Series A Preferred Stock in accordance with the terms of such stock, as described under “Description of Securities.”

Name	Age	Position
Hakan Wretsell	45	Chief Executive Officer, President and Director
Michael Karpheden	44	Chief Operating Officer, Chief Financial Officer and Secretary

Name	Age	Position
Dr. Jeong-Hyun Lee	41	Chief Technology Officer and Director
Alan B. Miller	52	Director
David H. Clarke	64	Director
Peter Rugg	58	Director
Gregory J. Osborn	41	Director
     Hakan Wretsell has been iCurie UK’s Chief Executive Officer since September 1, 2004. Mr. Wretsell brings over fifteen years of management experience to iCurie, including executive positions with LM Ericsson (NASDAQ: ERICY), one of the largest supplier of mobile systems in the world, where he worked in various capacities from 1988-2000. Mr. Wretsell served as the Executive Vice President and General Manager, Region Americas, from 1998-2000, where he was responsible for restructuring Ericsson’s North and Latin American operations, which resulted in strong volume growth and generated more than $2.0 billion in annual sales under his leadership. Mr. Wretsell currently serves as a director of Teleplus Enterprises, Inc. (OTCBB: TLPE).
     Michael Karpheden has been the iCurie UK’s Chief Operating and Financial Officer since September 1, 2004. Mr. Karpheden served as VP of Finance & Logistics of LM Ericsson, Region Americas, consumer products, from 1998-2001. Furthermore, Mr. Karpheden held several executive positions in the US, Germany, Russia, and Sweden during his twelve-year career with Ericsson. Mr. Karpheden served as Chief Operating Officer of Strax Inc., a Latin American leader in the distribution of mobile phones and accessories, from 2002-2003, and served as Vice President, Finance and Operations, at Strax Inc. from 2001-2002. From 2003-2004, Mr. Karpheden served as President and Managing Partner of Business Growth Consultants Inc. Mr. Karpheden has over fifteen years of international financial and operational leadership experience and has extensive experience in finance and corporate governance issues. Mr. Karpheden currently serves as a director of Teleplus Enterprises, Inc. (OTCBB: TLPE).
     Dr. Jeong-Hyun Lee is the founder of iCurie Lab, Inc. and has been the Chief Executive Officer of iCurie Lab, Inc. since inception in 2000, and has been the Chief Technology Officer of iCurie UK since September 1, 2004. Dr. Lee received his doctorate from Case Western University and formerly worked with NASA and Samsung. Dr. Lee pioneered the core technology that dissipates heat quickly and efficiently from devices such as PCs, laptops and other chip driven devices.
     Alan B. Miller has over twenty-five years of Wall Street and financial expertise, including his tenure from 1990 to 2003 as founder and president of Winchester Investment Securities, an investment banking and general securities firm based in Overland Park, Kansas. Winchester, which had five branches and forty-five registered representatives, had participated in private placements, IPOs, market making and general securities trading. Also from 1990 to 2003, Mr. Miller was president and senior analyst of Trendways Wall Street Watch, a stock market newsletter and hotline. Mr. Miller has served as vice president of the investment firm of Duggan and Co. and began his career as a registered representative with Stern Brothers in

Kansas City, Missouri where he became one of the firm’s top producing stockbrokers. Mr. Miller is a director of Hansen Gray & Company, Inc, a significant shareholder of the Company.
     David H. Clarke has served as Chairman of the Board and Chief Executive Officer of Jacuzzi Brands, Inc., formerly U.S. Industries, Inc., since May 1995. Mr. Clarke was Vice Chairman of Hanson PLC from 1993 and Deputy Chairman and Chief Executive Officer of Hanson Industries, the U.S. arm of Hanson, from 1992. Prior to 1992, Mr. Clarke served as President of Hanson Industries. Mr. Clarke has a number of business interests through his family holding company. He is the largest shareholder and a director of DOBI Medical International (DBMI) a development stage company with a new technology breast cancer imaging device now in FDA clinical trials. He is also an investor in and Vice Chairman of Untied Pacific Industries a Hong Kong based (HKSE – 176) company with operations in Shenzhen, China. United Pacific Industries is engaged in electronic component design and contract manufacturing. Mr. Clarke is also a member of the board of directors of Fiduciary Trust International, a subsidiary of Franklin Resources, a company engaged in investment management.
     Peter Rugg is a Managing Partner of Tatum Partners, LLP in Philadelphia. He has over 30 years of diversified business experience with special competence in capital structure and creative financing alternatives. Mr. Rugg has extensive experience in international natural resource businesses and offshore business migration. He has experience in commercial and investment banking, merger and acquisitions, turnaround situations, project finance, and corporate restructuring. Mr. Rugg has managed public company financial reporting, investor relations, tax compliance and audit, budget and planning and information technology systems including relational database, desktop, and multi-currency accounting.
     Gregory J. Osborn is a managing partner of IndiGo Ventures, LLC. Prior to launching IndiGo, Mr. Osborn founded Seed Capital, which provided new business development, strategic partnering and fundraising services for cutting-edge Internet companies, and served as head of business development for FreeRide.com. His background in finance and investment began on Wall Street, working at the headquarters offices of L.F. Rothschild & Co. and Drexel, Burnham, Lambert as an Account Executive and as Vice President at Smith Barney Harris & Upham, First Vice President at Paine Webber, and Senior Vice President of Axiom Capital Management. Mr. Osborn serves on the Board of Directors of Powerhouse Technologies Group, Inc., Children of Bellevue and ideavillage.com. Mr. Osborn also serves as corporate advisor to Advance Nanotech Inc. IndiGo Ventures is an affiliate of Indigo Securities, LLC, which acted as placement agent for, and received fees from, the Company, as described herein.
Board Composition and Committees
     The Company anticipates that its Board of Directors will eventually be composed of seven (7) directors. We are currently completing the identification of a suitable candidate to fill the remaining position on our Board of Directors. The composition of our Board of Directors, and any future Audit Committee and Compensation Committee, will be subject to the corporate governance rules promulgated by the SEC and by our primary trading market. All members of our Board of Directors will hold office until the next annual meeting of stockholders and election and qualification of their successors.

Code of Ethics
     We have adopted a Code of Business Conduct and Ethics that embodies policies encouraging individual and peer integrity, ethical behavior and our responsibilities to our employees, customers, suppliers, stockholders, and the public, and includes:
•	Prohibiting conflicts of interest (including protecting corporate opportunities)

•	Protecting our confidential and proprietary information and that of our customers and vendors

•	Treating our employees, customers, suppliers and competitors fairly

•	Encouraging full, fair, accurate, timely and understandable disclosure

•	Protecting and properly using company assets

•	Complying with laws, rules and regulations (including insider trading laws)

•	Encouraging the reporting of any unlawful or unethical behavior
     The code applies to every officer, director and employee. We also expect that those with whom we do business (including our agents, consultants, suppliers and customers) will also adhere to the code. All of our officers, directors and employees must carry out their duties in accordance with the policies set forth in this code and with applicable laws and regulations.
EXECUTIVE COMPENSATION
Executive Officer Compensation
     The following table sets forth information for each of our executive officers for the fiscal years ended December 31, 2004 and 2003. Because the Company is the successor to the business of iCurie UK and iCurie Lab, Inc., which it acquired on July 8, 2005, the information provided below relates to our executive officers’ positions with iCurie UK and iCurie Lab, Inc. during the periods presented below:

Other
Name & Position	Year	Salary (Annual)(1)	Compensation(1)
Hakan Wretsell, President and Chief Executive Officer, iCurie UK(2)	2004 2003	$250,000 $0(2)	Car expenses; Bonus up to 80% of salary; Stock grant equal to 3% of Company
Michael Karpheden, Chief Operating and Financial Officer, iCurie UK(2)	2004 2003	$210,000 $0(2)	Car expenses; Bonus up to 80% of salary; Stock grant equal to 3% of Company

Other
Name & Position	Year	Salary (Annual)(1)	Compensation(1)
Dr. Jeung Hyun Lee, Ph.D., Chief Executive Officer, iCurie Lab, Inc.(3)	2004 2003	$250,000 $50,314	Car expenses $53,802 bonus in 2004
(1)	Per prior employment agreements. Actual salaries received during 2004 were $11,408, $14,408 and $103,539 for Mr. Wretsell, Mr. Karpheden and Dr. Lee, respectively (Dr. Lee, whose salaries were paid in KWON, also received $50,314 in salary during 2003). Other than the $53,802 bonus paid to Dr. Lee, no bonuses or stock compensation was paid during the periods presented. Certain accrued and unpaid salaries were paid at the closing of the Series A Offering. See “Employment Agreements” and “Certain Relationships and Transactions.”

(2)	Mr. Wretsell and Mr. Karpheden were appointed officers of iCurie UK on September 1, 2004.

(3)	Dr. Lee is the founder and Chief Executive Officer of iCurie Lab, Inc., which was formed in 2000.
Director Compensation
     We plan to compensate our directors with cash and/or equity consistent with compensation approaches of similar sized technology companies. As of the date of this prospectus, we have not finalized any arrangements regarding director compensation.
Employment Agreements
     Hakan Wretsell, Michael Karpheden and Dr. Lee have each entered into employment agreements with the Company effective July 11, 2005. The employment agreements are effective until January 1, 2007, replaced such officers’ prior employment agreements with iCurie UK, and contain customary provisions regarding the ownership and assignment of all intellectual property (all of which is and remains our sole property), prohibitions on solicitation of customers and employees following termination of employment, and our right to terminate such officers at any time for cause, or without cause upon a payment equal to six months of such officer’s base salary (plus six month’s continuation of certain benefits). The following chart sets forth certain summary information regarding base salary, bonus and equity compensation provided in the employment agreements:

	Mr. Wretsell	Mr. Karpheden	Dr. Lee
Annual Salary	$262,500	$220,500	$262,500

Closing Bonus(1)	$40,000 and 45,455 shares of common stock	$33,600 and 38,182 shares of common stock	$40,000 and 45,455 shares of common stock

2005 Bonus(2)	Up to 100% of base salary ($262,500)	Up to 60% of base salary ($132,300)	Up to 100% of base salary ($262,500)

	Mr. Wretsell	Mr. Karpheden	Dr. Lee
2006 Bonus(2)	Up to 200% of base salary ($525,000)	Up to 120% of base salary ($264,600)	Up to 200% of base salary ($525,000)

Stock Grants(3)	1,633,897 shares of common stock	1,143,728 shares of common stock	980,338 shares of common stock

Stock Options(3)	326,779 shares of common stock	326,779 shares of common stock	326,779 shares of common stock

Accrued, Unpaid Salary(4)	$30,207 and 34,326 shares of common stock	$22,708 and 25,805 shares of common stock	$60,124 and 68,322 shares of common stock
(1)	Closing bonus paid on September 1, 2005.

(2)	Annual bonus amounts are determined based on certain financial and non-financial targets. Amounts to be paid approximately 50% in cash and 50% in shares of our common stock (valued at then-current market price).

(3)	Subject to staggered vesting. Options have an exercise price of $.88 per share. Stock grants and options vest in full upon (i) termination without cause, (ii) a change in control of the Company or (iii) when Company operating revenues reach $17 million. 490,169 shares of Mr. Wretsell’s stock grant and 326,779 shares of Mr. Karpheden’s stock grant vested as of the closing of the Series A Offering on July 11, 2005. Mr. Karpheden has forfeited 204,237 restricted shares which otherwise would have vested September 30, 2005.

(4)	Represents accrued and unpaid salary for periods prior to the Series A Offering. Amounts were paid/issued July 11, 2005. See “Certain Relationships and Related Transactions.”
     In addition to the equity compensation payable to Mr. Wretsell, Mr. Karpheden and Dr. Lee as described above, such executives are also entitled to the following equity compensation: (i) in the event the Company’s 2006 revenue exceeds projections by at least 5%, options to purchase that number of shares of common stock equal to 12.5% of such executive’s aggregate ownership of Company equity as of the closing of the Series A Offering (assuming full vesting of all warrants, options or restricted share grants) at an exercise price of $1.10 per share, (ii) in the event the Company’s 2007 revenue exceeds projections by at least 5%, options to purchase that number of shares of common stock equal to 12.5% of such executive’s aggregate ownership of Company equity as of the closing of the Series A Offering (assuming full vesting of all warrants, options or restricted share grants) at an exercise price of $1.32 per share and (iii) options to purchase that number of shares of common stock equal to 25% of the Option Pool (as defined below) in the event Company revenues in 2006 or 2007 exceed projections by at least 25%, at a per share exercise price equal to the greater of $0.88 or the 2006 volume weighted average common stock price (whether such options are granted with respect to 2006 or 2007 revenues). All of the above equity awards will vest annually over a three year period calculated retroactively from July 11, 2005, the closing of the Series A Offering (for example, assuming a June 30, 2005 closing, a 12.5% equity award in January 2007 for exceeding 2006 revenues would be 33.3% vested on the date of grant, with the remaining two-thirds vesting on June 30, 2007 and June 30, 2008). Any earned but unvested awards will vest in full upon the executive’s termination without cause. The calculation of the executives’ equity ownership for purposes of (iii) above shall not include the shares of common stock issued to Dr. Lee pursuant to the share exchange or the 1,097,142 shares of common stock issuable to Dr. Lee upon the exercise of the warrant described herein. All equity compensation may be structured as options, restricted stock or other award, although the number of shares and vesting schedule will remain the same.
     The employment agreements also provide for customary employee benefits such as insurance and 401(K) or similar arrangements. In the event any officer is required to relocate to London, such officer will be provided with a reasonable car and housing allowance for a period of twelve months and will be reimbursed for reasonable moving expenses. The officers also received certain payments of cash and shares of common stock at the closing of the Series A Offering, which represented earned but unpaid compensation. See “Certain Relationships and Related Transactions.”
     We have also adopted a stock incentive plan to create a pool of 9,803,380 shares of common stock available for options and other equity grants (the “Option Pool”). The Option Pool will be used for attracting and retaining employees, directors and consultants and will be granted at fair market value from time to time under the guidance and approval of our Board of Directors or its Compensation Committee, if one is later established.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT
     The following table sets forth, as of October 6, 2005, information regarding the beneficial ownership of shares of our common stock by each person known by us to own five percent or more of the outstanding shares of our common stock, by each of our executive officers, by each of our directors, and by all executive officers and directors as a group. Beneficial ownership of shares is determined in accordance with SEC rules and generally includes any shares over which a person exercises sole or shared voting or investment power. The information set forth below, including ownership percentages and voting power percentages, is based on an aggregate of 29,183,841 shares of common stock outstanding as of October 6, 2005. All shares of common stock underlying Series A Preferred Stock owned by each person and common stock underlying warrants, stock options or other stock-based awards that are presently exercisable or exercisable within 60 days of the date of this prospectus by each person are deemed to be outstanding and beneficially owned by the person holding the Series A Preferred Stock, stock options, warrants, and other stock-based awards respectively, for the purpose of computing the ownership percentage of that person, but are not considered outstanding for the purpose of computing the percentage ownership of any other person.
     Unless otherwise indicated, to our knowledge, each person listed in the table below has sole voting and investment power with respect to the shares shown as beneficially owned by such person, except to the extent applicable law gives spouses shared authority. Except as otherwise noted, each shareholder’s address is c/o iCurie, Inc., 1395 Brickell Avenue, Suite 800, Miami, Florida, 33131.

Non-Management Beneficial Holders

Name And Address	Shares of	Percentage as of
Of Beneficial Owners	Common Stock	October 6, 2005
Hansen Gray & Company, Inc. 6100 Neil Road, Suite 500 Reno, Nevada 89511	8,629,376	29.57%

CHL Investment Partnership 475-1 Gwachundong, Gwachun Shi, Gyeong Gi Do, Republic of Korea 427-080	2,493,505	8.54%

Gryphon Master Fund, LP(1) 100 Crescent Court, Suite 475 Dallas, Texas 75201	3,409,092	10.62%

GSSF Master Fund, LP(2) 100 Crescent Court, Suite 475 Dallas, Texas 75201	2,025,089	6.49%
Officers and Directors

Name And Address	Shares of	Percentage as of
Of Executive Officers	Common Stock	October 6, 2005
Jeong Hyun Lee, Ph.D.(3)	12,742,424	41.97%

Hakan Wretsell(4)	1,795,373	6.13%

Michael Karpheden(5)	1,085,173	3.71%

Greg Osborn(6)	361,262	1.23%

Peter Rugg(7)	69,409	0.24%

Officers and Directors as a Group(8)	16,053,641	53.28%
(1)	Includes 2,238,575 shares of Series A Preferred Stock and warrants to purchase 681,818 shares of common stock.

(2)	Includes 1,533,029 shares of Series A Preferred Stock and warrants to purchase 472,060 shares of common stock.

(3)	Includes (i) 11,563,587 shares of common stock (including 980,338 shares subject to vesting and forfeiture), (ii) options to acquire 81,695 shares of common stock which will be exercisable within sixty (60) days and (iii) warrants to purchase 1,097,142 shares of common stock. Dr. Lee is also the sole general partner of CHL Investment Partnership, and may be deemed to beneficially own the shares held by such entity.

(4)	Includes (i) 1,713,678 shares of common stock (including 1,633,897 shares subject to vesting and forfeiture) and (ii) options to acquire 81,695 shares of common stock which will be exercisable within sixty (60) days.

(5)	Includes (i) 1,003,478 shares of common stock (including 939,491 shares subject to vesting and forfeiture) and (ii) options to acquire 81,695 shares of common stock which will be exercisable within sixty (60) days.

(6)	Includes (i) 74,805 shares of common stock, (ii) 189,393 shares of Series A Preferred Stock and (iii) warrants to purchase 97,064 shares of common stock. Mr. Osborn is a Managing Partner of Indigo Ventures LLC, which beneficially owns 1,077,706 shares of our common stock (which includes warrants to purchase 349,091 shares of common stock and 728,615 shares of Series A Preferred Stock).

(7)	Includes (i) 14,961 shares of common stock, (ii) 37,878 shares of Series A Preferred Stock and (iii) warrants to purchase 16,570 shares of common stock.

(8)	Seven individuals. David Clarke and Alan B. Miller, both directors of the Company, own no common stock or securities exercisable or convertible into common stock. Mr. Clarke is affiliated with GSB Holdings, Inc., which beneficially owns 416,469 shares of our common stock (which includes (i) 89,766 shares of common stock, (ii) 227,272 shares of Series A Preferred Stock and (iii) warrants to purchase 99,431 shares of common stock). Mr. Miller is a director of Hansen Gray & Company, Inc., a significant shareholder of the Company, as reported above.
DESCRIPTION OF CAPITAL STOCK
     As of the date of this filing, we have issued and outstanding approximately 29,183,841 shares of common stock and 29,746,341 shares of Series A Preferred Stock. Our Amended and Restated Articles of Incorporation authorize 150,000,000 shares of common stock and 100,000,000 of preferred stock, 30,000,000 of which has been designated as Series A Preferred Stock.
Common Stock
     Holders of shares of common stock are entitled to dividends as and when declared by our Board of Directors from funds legally available therefor, and upon liquidation, dissolution or winding-up of the Company are entitled to share ratably in all assets remaining after payment of liabilities. We have not paid any dividends nor do we anticipate paying any dividends on our common stock in the foreseeable future. It is our present policy to retain earnings, if any, for use in the development of our business. The holders of shares of common stock do not have preemptive rights, are entitled to one vote for each share of common stock held of record by them, and do not have the right to cumulate their votes for election of directors.
Series A Preferred Stock
     Holders of the Series A Preferred Stock are entitled to receive cumulative, compounding dividends in preference to any dividend on our common stock at an annual rate of eight percent (8%), payable as, when and if declared by the Company, in cash or additional shares of Series A Preferred Stock (which shall be valued at the original purchase price per share of $.88) at our option. The holders of Series A Preferred Stock are entitled to participate pro rata in any dividends paid on the common stock on an as-if-converted basis. In the event of any sale, bankruptcy or dissolution of the Company, the holders of the Series A Preferred Stock are entitled to receive in preference to the holders of the common stock a per share amount equal to the original purchase price plus any accrued and unpaid dividends (the “Liquidation Preference”). After the payment of the Liquidation Preference to the holders of the Series A Preferred Stock, the remaining assets shall be distributed ratably to the holders of the common stock. A merger, acquisition, sale of voting control or sale of substantially all of the assets of the Company in which the pre-transaction shareholders of the Company do not own a majority of the outstanding shares of the surviving corporation shall be deemed to be a sale of the Company.
     The holders of the Series A Preferred Stock have the right to convert the Series A Preferred Stock and any accrued dividends, at any time, into shares of common stock. The initial conversion price is $.88, subject to adjustment as provided below, resulting in an initial conversion rate of 1:1. At our option, the Series A Preferred Stock and any accrued dividends shall be converted into common stock, at the then applicable conversion price, in the event that (i) the holders of at least a majority of the outstanding Series A Preferred Stock consent to such conversion; (ii) we receive $50 million of additional equity based financing after July 11, 2005; or (iii) the common stock is quoted at a price per share equal to three (3) times the then current conversion price of the Series A Preferred Stock for twenty (20) consecutive trading days and such shares are traded at an average daily dollar volume of $250,000 (average share price times the average volume) during the same twenty (20) day trading period.
     The conversion price of the Series A Preferred Stock and the exercise price of the Company warrants described in this prospectus are subject to a weighted average antidilution adjustment to reduce dilution in the event that we issue additional equity securities at a purchase price less than the applicable conversion price in the case of the Series A Preferred Stock or the applicable exercise price in the case of the warrants, in each case, subject to certain exceptions. The conversion price is also subject to proportional adjustment for stock splits, stock dividends, recapitalizations and the like.
     The Series A Preferred Stock votes together with the common stock and not as a separate class except as specifically provided by their terms or as otherwise required by law. Each share of Series A Preferred Stock has a number of votes equal to the number of shares of common stock then issuable upon conversion of such share of Series A Preferred Stock.
     So long as fifty percent (50%) or more of the Series A Preferred Stock remains outstanding, the holders of the Series A Preferred Stock, voting as a separate class, shall be entitled to elect two members of our Board of Directors, one of whom will be an independent director. So long as twenty five percent (25%) or more (but less than fifty percent (50%)) of the Series A Preferred Stock remain outstanding, the holders of the Series A Preferred Stock, voting as a separate class, shall be entitled to elect one member of our Board of Directors (whether or not independent). The holders of common stock, voting as a separate class, are entitled to elect two board members, who are initially Hakan Wretsell and Dr. Lee. Until July 11, 2006, one representative appointed by the Placement Agents is entitled to observer rights at all board meetings.

     The consent of the directors elected by the holders of Series A Preferred Stock is required for any action that (i) alters or changes in a material manner the rights, preferences or privileges of the Series A Preferred Stock, (ii) increases or decreases the authorized number of shares of common or preferred stock, (iii) constitutes the incurrence of indebtedness by the Company which possesses rights senior to the Series A Preferred Stock (other than indebtedness incurred in the ordinary course of our business, consistent with past practice, and certain additional exceptions), (iv) creates (by reclassification or otherwise) any new class or series of shares or securities having rights, preferences or privileges senior to or on a parity with the Series A Preferred Stock, (v) results in the redemption of any shares of common stock (other than pursuant to equity incentive agreements with service providers giving us the right to repurchase shares upon the termination of services), (vi) results in any merger, other corporate reorganization, sale of control, or any transaction in which all or substantially all of the assets of the Company are sold; except in the event that the merger, corporate reorganization, sale of control, or sale of all or substantially all of the assets of the Company results in the Series A Preferred Stock receiving three (3) times the amount paid for their Series A Preferred Stock at original issuance, (vii) amends or waives any provision of our Articles of Incorporation or Bylaws relative to the Series A Preferred Stock, or (viii) increases the authorized size of our board. The consent of the directors elected by the holders of the Series A Preferred Stock is also required for certain additional actions until such time as the registration statement of which this prospectus is a part is effective. In addition, (i) the consent of the holders of the Series A Preferred Stock, voting as a separate class, is required in order for us to authorize the issuance of any securities ranking senior to, or pari passu with the Series A Preferred Stock as to the payment of dividends or liquidation preference, and (ii) following the effectiveness of the registration statement of which this prospectus is a part, holders of fifty percent (50%) or more of the Series A Preferred Stock issued as of July 11, 2005 may require us to reincorporate in the State of Delaware.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     In connection with the acquisition of iCurie Lab, Inc. and its intellectual property in 2004, iCurie UK agreed to pay CHL Investment Partnership and Hansen Gray a royalty fee equal to two percent (2%) of Company revenues over $25 million, up to an aggregate royalty of $50 million. CHL Investment Partnership receives fifty-seven percent (57%) and Hansen Gray receives forty-three percent (43%) of such royalty. This arrangement is documented in a Revenue Share Agreement dated as of May 18, 2005. At the closing of the Series A Offering, Hansen Gray received a cash advancement of $500,000 against its right to receive these royalty payments from us.
     As discussed above in “Business — Information Regarding Share Exchange and Series A Offering,” Dr. Lee issued a promissory note for $1,100,000 to iCurie Bridge Funding, LLC, an affiliate of the HG Noteholders, in 2004. Pursuant to the Preferred Stock Purchase Agreement, iCurie Bridge Funding LLC transferred this note to us in exchange for 1,667,000 shares of Series A Preferred Stock (reflecting an approximate twenty-five percent (25%) discount from the per share cash offering price of $0.88 per share). The Company and Dr. Lee then entered into an agreement to, and did, cancel this promissory note in exchange for the transfer of 1,250,000 of Dr. Lee’s shares of our common stock to us (valued at $0.88 per share). This $1,100,000 note constitutes a portion of the $4,600,000 Note conversion referred to in this prospectus.

     As discussed above in “Business — Information Regarding Share Exchange and Series A Offering,” Hansen Gray issued the $2,500,000 of HG Notes to the HG Noteholders in 2004. Pursuant to the Preferred Stock Purchase Agreement, the HG Noteholders transferred their notes to us in exchange for approximately 3,787,863 shares of Series A Preferred Stock (reflecting an approximate twenty-five percent (25%) discount from the per share cash offering price of $0.88 per share). Hansen Gray then entered into an agreement with us pursuant to which: (i) Hansen Gray cancelled an outstanding note of $1,500,000 previously issued by iCurie UK to Hansen Gray; (ii) we paid an advance of $500,000 to Hansen Gray from amounts payable in the future to Hansen Gray under the Revenue Share Agreement; (iii) Hansen Gary executed a $1,500,000 debenture in favor of the Company; and (iv) secured its obligation under such debenture by its right to receive payments under the Revenue Share Agreement. The $2,500,000 in HG Notes, Dr. Lee’s $1,100,000 note and the $1,000,000 in 2005 Notes, constitute the $4,600,000 Note conversion referred to elsewhere in this prospectus.
     Hansen Gray had an outstanding promissory note for $525,000 to Donald Jennings, which was exchanged for 596,591 shares of our common stock otherwise issuable to Hansen Gray pursuant to the share exchange.
     iCurie UK owns 527,000 common shares of Hansen Gray, and Hakan Wretsell and Michael Karpheden each own 25,000 common shares and warrants to purchase 129,167 common shares of Hansen Gray (which amounts, in the aggregate, represent approximately one and a half percent (1.5%) of Hansen Gray’s common shares on a fully diluted basis). Dr. Lee owns 2,000,000 common shares of Hansen Gray (which amounts to approximately 3.33% of Hansen Gray’s common shares on a fully diluted basis).
     Dr. Lee held an option exercisable for 440,000 shares of iCurie UK common stock, which was converted at the closing of the Series A Offering into a warrant exercisable for 1,097,142 shares of our common stock at an exercise price of $1.09 per share. Mr. Wretsell, Mr. Karpheden and Dr. Lee were owed aggregate earned but unpaid salaries of $60,414, $45,417 and $120,248, respectively, which was paid at the closing of the Series A Offering. Approximately fifty percent (50%) of these amounts were paid in cash and fifty percent (50%) in shares of common stock (valued at $0.88 per share solely for such compensation purposes and without regard to fair market value).
     AVC owns a convertible bond of iCurie Lab Inc. with a current outstanding amount of KWON 300,000,000 (approximately $300,000) due December 10, 2007. AVC has waived its conversion and certain other rights under this instrument.
     As reported in our 8-K dated August 26, 2005 and filed with the SEC on September 1, 2005, iCurie UK acquired from Mr. Won Gyu Moon the 54,619 shares of common stock of iCurie Lab, Inc. (approximately 19.8% of iCurie Lab’s common stock) not previously owned by iCurie UK. The purchase price for the shares was 2,046,638,345 KWON (approximately $1.99 million), plus an amount equal to certain transfer taxes in an aggregate amount of approximately 31,009,147 KWON (approximately $30,000), for a total amount payable by us of 2,077,647,492 KWON (approximately $2.02 million). Mr. Moon agreed to acquire the iCurie Lab, Inc. shares from Ms. Il Han Kim, the wife of Dr. Jeong Hyun Lee, Ph.D., a director and Chief Technology Officer of iCurie, Inc. Ms. Kim in turn agreed to acquire the shares from 14 individuals and entities (the “Minority Shareholders). The transactions between (i) iCurie UK and Mr. Moon,

(ii) Mr. Moon and Ms. Kim and (iii) Ms. Kim and the Minority Shareholders were consummated in one closing process, and neither Mr. Moon nor Ms. Kim realized any profit or received any commission or other form of remuneration in connection with the transactions, although iCurie UK agreed to reimburse such individuals for transfer taxes in the amount referred to above.
SELLING STOCKHOLDERS
     The following table details the name of each selling stockholder, the aggregate number of shares of our common stock owned and which may be acquired by the exercise of warrants or Series A Preferred Stock by each selling stockholder, and the number of shares of our common stock that may be offered for resale under this prospectus. We have registered the shares to permit the selling stockholders and their respective permitted transferees or other successors in interest that receive their shares from the selling stockholders after the date of this prospectus to resell the shares. Because each selling stockholder may offer all, some or none of the shares it holds, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The selling stockholders may from time to time offer all or some of the shares pursuant to this offering. Pursuant to Rule 416 under the Securities Act of 1933 as amended, the registration statement of which this prospectus is a part also covers any additional shares of our common stock which become issuable in connection with such shares because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders. Assuming all shares offered under this prospectus will be sold, no selling stockholder will own one percent or more of our common stock following this offering. Except as indicated by footnote, none of the selling stockholders has had a significant relationship with us within the past three years, other than as a result of the ownership of our shares or other securities. Except as indicated by footnote, the selling stockholders have sole voting and investment power with their respective shares.

	Number of	Number of	Number of
	Shares Owned	Shares Which	Shares Owned
	Prior to the	May be Sold in	After the
Name	Offering	This Offering	Offering
Abraham & Esther Hersh Foundation Inc.	142,044	142,044	0
Alpine Capital Partners, LLC	355,112	355,112	0
Amy R. Daly Revocable Trust	881,995	762,307	119,688
Atlanticcity.com, Inc.	142,044	142,044	0
Axiom Capital Management, Inc.(1)	881,760	881,760	0
Barron, Bruce & Jacqueline	35,511	35,511	0
Barry Zelin(1)	76,704	76,704	0
Basso Fund, Ltd	355,112	355,112	0
Basso Private Opportunity Holding Fund Ltd.	355,112	355,112	0
Belsky, Ira	68,750	68,750	0
BFS US Special Opportunities Trust PLC	710,226	710,226	0

	Number of	Number of	Number of
	Shares Owned	Shares Which	Shares Owned
	Prior to the	May be Sold in	After the
Name	Offering	This Offering	Offering
Blank, Marc S.	75,000	75,000	0
Bliss, Stephen	62,500	62,500	0
Bouts, Larry D.	138,821	108,899	29,922
Bracchetti, Guido	54,448	54,448	0
Brachfeld, Eric(1)	36,125	28,644	7,481
Brennan, Lisl	71,022	71,022	0
Brennan, Peter	142,023	142,023	0
Burns, Dale	54,448	54,448	0
Bushido Capital Master Fund, LP	1,065,340	1,065,340	0
Calcagni, Douglas	142,044	142,044	0
Canfield, Michel D.	71,022	71,022	0
Carol Hoffer	298,294	298,294	0
Casper, John A. & Ann A.	76,229	76,229	0
Chernick, Murray	163,350	163,350	0
Christopher D. Moody Rev. Trust	54,432	54,432	0
Cordillera Fund, L.P.	1,317,826	1,156,247	161,579
Crivelli, Joseph X.	71,022	71,022	0
Damel Partners LP	142,044	142,044	0
Danz, Steven	255,681	255,681	0
Davidowitz, Rosalind	555,292	435,604	119,688
Dietel, Richard A.	69,409	54,448	14,961
DKR Soundshore Oasis Holding Fund Ltd.	710,225	710,225	0
E.S.P. DAS	355,112	355,112	0
Ferguson, Thomas L.	35,511	35,511	0
First Mirage, Inc.	217,802	217,802	0
Frenkel, Leon	213,066	213,066	0
Friedman, Rodd	62,500	62,500	0
Gamma Opportunity Capital Partners, LP Class A	532,670	532,670	0
Gamma Opportunity Capital Partners, LP Class C	532,670	532,670	0
Gilmore, David J.	71,022	71,022	0
Greenfield, Randy	142,044	142,044	0
Grimes, Ruth S.	127,840	127,840	0
Gruber, Michael	28,407	28,407	0
Gryphon Master Fund, L.P.	3,409,092	3,409,092	0
GSB Holdings, Inc.	416,469	326,703	89,766
GSSF Master Fund, LP	2,025,089	2,025,089	0
Hamilton, Edward	111,057	87,119	23,938
Howard Tanner & Corey Schneider & Howard Franco	106,533	106,533	0
Iannone, Robert E.	34,705	27,224	7,481
Indigo Ventures, LLC(1)	1,077,706	1,077,706	0
Jordon, David L.(1)	1,192,609	1,042,609	149,610
Jordon, Haley	71,875	71,875	0

	Number of	Number of	Number of
	Shares Owned	Shares Which	Shares Owned
	Prior to the	May be Sold in	After the
Name	Offering	This Offering	Offering
Jordon, Jennifer	71,875	71,875	0
Jordon, Shelby	74,052	74,052	0
Kaleky, David	65,338	65,338	0
Kaufman, Thomas Z.	35,511	35,511	0
Khubani, Anand V.	138,821	108,899	29,922
Kramer, Jeffrey & Helen	65,338	65,338	0
Kramer, Sheila G.	142,044	142,044	0
Lewis Opportunity Fund LP	62,500	62,500	0
Little Wing LP	1,186,124	1,186,124	0
Ma, Lianjun	69,409	54,448	14,961
Manngard, Eric & Vincent	277,646	217,802	59,844
Marx, III Louis	69,409	54,448	14,961
Mendel Schijueshuurder & Leah Chitrik	71,022	71,022	0
Miltenburg, Andrew T.	284,090	284,090	0
Mittleman, Florence	69,409	54,448	14,961
Mittleman, Phillip	277,646	217,802	59,844
Molinsky, Richard	108,899	108,899	0
Neil V. Moody Revocable Trust	163,369	163,369	0
Neugeboren, Edward(1)	164,333	152,364	11,969
O’Gorman, Peter J. & Rosemary A.	138,821	108,899	29,922
Osborn, Gregory J.(1)	361,262	286,457	74,805
P.A.W. Long Term Partners, LP	142,044	142,044	0
Pedersen, Gunnar & Judith	35,511	35,511	0
Petschek, Jay	71,022	71,022	0
Portside Growth and Opportunity Fund	710,226	710,226	0
Professional Traders Fund, LLC	355,112	355,112	0
Raphael, Stanley	54,448	54,448	0
RCI II Ltd.	773,094	653,406	119,688
Remley, Kevin W.	34,705	27,224	7,481
Renaissance US Growth Investment Trust PLC	710,226	710,226	0
Robinson, James & Elizabeth	27,761	21,777	5,984
Rugg, Peter(2)	69,409	54,448	14,961
Schumsky, Arnold M.	71,022	71,022	0
Schwartz, Philip	83,291	65,338	17,953
Schwartz, Warren & Theresa	35,511	35,511	0
Smith, John P. & Kathleen Moran	104,117	81,675	22,442
Snobar Private Trust Co. A/T/F Zatar Trust	713,250	653,406	59,844
Sosonko, Stuart	41,645	32,668	8,977
Stanley Raphael Trust	142,044	142,044	0
Steinberg, Arthur	142,044	142,044	0
Sullivan, Shirley Rae	54,448	54,448	0
Taney, Richard	38,800	38,800	0
Tiano, Salvatore A.	35,511	35,511	0
Tradewinds Fund Ltd.	233,874	233,874	0
Truxal, William J.	108,899	108,899	0

	Number of	Number of	Number of
	Shares Owned	Shares Which	Shares Owned
	Prior to the	May be Sold in	After the
Name	Offering	This Offering	Offering
Tryant, LLC	270,000	270,000	0
Urban, Michael	71,022	71,022	0
Urban, Michael & Sherry	65,338	65,338	0
Valor Capital Management LP	568,181	568,181	0
Voltron Ventures II L.P.	138,821	108,899	29,922
VonderLinden, George A.	111,057	87,119	23,938
Vozick, David	138,821	108,899	29,922
Weiskopf Silver Co.	416,469	326,703	89,766
Wilder, Sammy	138,821	108,899	29,922
Wolfe, Jeffrey	108,899	108,899	0
Woodland Partners	142,045	142,045	0

(1)	Placement Agent or affiliate thereof.

(2)	Director of the Company.
PLAN OF DISTRIBUTION
     We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The common stock may be sold from time to time to purchasers:
•	directly by the selling stockholders; or

•	through broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the common stock.
     The selling stockholders and any broker-dealers or agents who participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended. As a result, any profits on the sale of the common stock by the selling stockholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholders were deemed to be an underwriter, the selling stockholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended.
     If the common stock is sold through broker-dealers or agents, the selling stockholders will be responsible for agents’ commissions. The common stock may be sold in one or more transactions at:
•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:
•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale, including the OTC Bulletin Board;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.
     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.
     In connection with the sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers may in turn engage in short sales of the common stock in the course of hedging their positions. The selling stockholders may also sell the common stock short and deliver the common stock to close out short positions, or loan or pledge the underlying common stock to broker-dealers that, in turn, may sell the common stock.
     To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholders. The selling stockholders may decide not to sell all or a portion of the common stock offered by it pursuant to this prospectus. In addition, any selling stockholder may transfer, devise or give the common stock by other means not described in this prospectus. Any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 or Rule 144A under the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus.
     The aggregate proceeds to the selling stockholders from the sale of the common stock offered pursuant to this prospectus will be the purchase price of such common stock less discounts and commissions, if any. The selling stockholders reserve the right to accept and, together with its agents from time to time, reject, in whole or part, any proposed purchase of common stock to be made directly or through its agents. We will not receive any of the proceeds from this offering.
     Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “ICUR.OB.”
     The selling stockholders and any other persons participating in the distribution of the common stock will be subject to the Exchange Act and the rules and regulations thereunder. The Exchange Act rules include, without limitation, Regulation M, which may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the common stock and the ability to engage in market-making activities with respect to the common stock.
     If required with respect to a particular offering of the common stock, the name of the selling stockholders, the purchase price and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts related to the particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.
     Under the Registration Rights Agreement, we agreed to cause the registration statement of which this prospectus is a part to be declared effective by the SEC not later than one hundred twenty (120) days following July 11, 2005. We are paying all registration expenses in connection with the registration statement of which this prospectus is a part, exclusive of all underwriting discounts and commissions and transfer taxes, if any, and documentary stamp taxes, if any, relating to the disposition of the selling stockholder’s shares. We are required to maintain the effectiveness of the registration statement for one (1) year and use our best efforts to maintain its effectiveness for two (2) years, or such earlier time as all of the shares of common stock to be offered pursuant to the registration statement have been sold.
     We are permitted to prohibit offers and sales of securities pursuant to this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and other material events, subject to certain limitations set forth in the Registration Rights Agreement. We also agreed to pay liquidated damages to the selling stockholders if the registration statement of which this prospectus is a part is not timely filed or made effective.
     Under the Registration Rights Agreement, we and the selling stockholders have each agreed to indemnify the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.
LEGAL MATTERS
     The validity of the shares of common stock offered by this prospectus will be passed on by DLA Piper Rudnick Gray Cary US LLP.
EXPERTS
     iCurie UK was formed in early 2004, and during 2004 acquired the intellectual property and 80.2% of the outstanding common stock of iCurie Lab, Inc. In July 2005, iCurie UK entered into a share for share exchange with Cedar Mountain Distributors, Inc. (a public shell) in a transaction accounted for as a reverse acquisition with iCurie UK being the accounting acquirer and the continuing entity. Cedar Mountain Distributors, Inc. then changed its name to iCurie, Inc. The remaining 19.8% of the outstanding common stock of iCurie Lab, Inc. was acquired by iCurie UK on September 1, 2005.
     The audited financial statements included in this prospectus include the 2004 consolidated operations of iCurie UK and the 2003 operations of iCurie Lab, Inc. Accordingly, the operations of the combined entities have been presented for the past two years.
     The consolidated financial statements of iCurie Lab Holdings Limited as of December 31, 2004 and for the year then ended and included in this prospectus have been audited by PKF, Certified Public Accountants, a Professional Corporation, an independent registered public accounting firm, as stated in their report appearing herein and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
     The financial statements of iCurie Lab, Inc. as of December 31, 2004 and December 31, 2003, and for the years then ended and included in this prospectus have been audited by Shinhan Corporation, independent registered public accounting firm, as stated in their report appearing herein and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN GET MORE INFORMATION
     This prospectus is part of a Registration Statement on Form SB-2 that we are filing with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC.
     We file annual, quarterly and current reports, and other information with the SEC. Our File Number is 333-64840.
     You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC public reference rooms:
100 F Street, N.E.
Washington, D.C. 20549
     You may call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC’s web site at http://www.sec.gov.
     We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or solicit an offer to buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

iCURIE LAB HOLDINGS LIMITED
Financial Statements
for year ended
December 31, 2004

Report of Independent Registered Public Accounting Firm
Board of Directors
iCurie Lab Holdings Limited
We have audited the consolidated balance sheet of iCurie Lab Holdings Limited as of December 31, 2004, and the related consolidated statements of operations, stockholder’s equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States) . Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of iCurie Lab Holdings Limited at December 31, 2004, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As described in note 1, at December 31, 2004 the Company and its subsidiary had not yet commenced revenue producing operations and had a working capital deficit of $262,232 and an accumulated deficit of $6,468,111. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management’s plans in regard to these matters are also discussed in note 1.
PKF
Certified Public Accountants
A Professional Corporation
June 24, 2005
New York, NY

iCURIE LAB HOLDINGS LIMITED
Consolidated Balance Sheet
December 31, 2004
Assets

Current Assets
Cash and cash equivalents	$1,019,044
Short-term financial instrument	19,322
Receivable	58,249
Short-term loan (note 8)	69,945
Advance payments	45,026
Prepaid expenses	4,773
Other	15,544

Total current assets	1,231,903

Guarantee deposits	49,106
Investment (note 1)	254,792

Furniture, and equipment, net (note 1)	168,291
Deferred financing fees net of accumulated amortization of $12,745	216,661
Other assets	8,330

Total assets	$1,929,083

Liabilities and Stockholder’s Equity (Deficit)
Current Liabilities
Accounts payable	$294,566
Short-term borrowing (note 6)	640,509
Accrued expenses	555,356
Other	3,704

Total current liabilities	1,494,135

Long-term debt (note 4)	1,500,000
Bond payable (note 7)	236,743

Total liabilities	3,230,878

Stockholder’s equity (deficit) (notes 5 and 9)
Common stock	1
Additional paid-in capital	2,478,483
Common stock subscribed	3,000,000
Offering costs	(258,813)
Other comprehensive (loss)	(53,355)
Accumulated (deficit)	(6,468,111)

Total stockholder’s equity (deficit)	(1,301,795)

Total liabilities and stockholder’s equity (deficit)	$1,929,083

See notes to consolidated financial statements

iCURIE LAB HOLDINGS LIMITED
Consolidated Statement of Operations
Year Ended December 31, 2004

Revenue	$—

Costs and Expenses
Selling and administrative expenses	2,710,629
Depreciation	48,282
Amortization	18,083
Miscellaneous	6,965

Total costs and expenses	2,783,959

Operating (loss)	(2,783,959)

Other income (expenses)
Interest and other income	14,607
Interest expense (notes 6 and 7)	(129,054)
Loss from impairment of intangible assets	(10,285)
Net loss on disposal of furniture and equipment	(262)

Total other income (expenses)	(124,994)

Net (loss)	(2,908,953)

See notes to consolidated financial statements

iCURIE LAB HOLDINGS LIMITED
Consolidated Statement of Stockholder’s Equity (Deficit)
For Year Ended December 31, 2004

		Additional	Common		Other
	Common	Paid-in	Stock	Offering	Comprehensive	Accumulated
	Stock	Capital	Subscribed	Costs	(Loss)	(Deficit)	Total
Balance, December 31, 2003	$1,332,746	$1,256,381	$—	$—	$—	$(3,559,158)	$(970,031)

Recapitalization (note 1)	(1,332,745)	1,222,102	—	—	—	—	(110,643)

Capital stock subscribed	—	—	3,000,000	(258,813)	—	—	2,741,187

Foreign currency translation	—	—	—	—	(53,355)	—	(53,355)

Net loss for the year	—	—	—	—	—	(2,908,953)	(2,908,953)

Balance, December 31, 2004	$1	$2,478,483	$3,000,000	$(258,813)	$(53,355)	$(6,468,111)	$(1,301,795)

See notes to consolidated financial statements

iCURIE LAB HOLDINGS LIMITED
Consolidated Statement of Cash Flows
Year Ended December 31, 2004

Cash flows from operating activities
Net (loss)	$(2,908,953)
Adjustments to reconcile net (loss) to net cash (used) by operating activities
Depreciation	48,282
Amortization	18,083
Impairment charge	10,285
Imputed interest	15,738
Loss on disposal of furniture and equipment	262
Changes to certain other accounts Receivable	(50,198)
Advance payments	(22,293)
Prepaid expenses	(18,979)
Accounts payable	77,154
Accrued expenses	537,227
Other	(38,353)

Net cash (used) by operating activities	(2,331,745)

Cash flows from investing activities
Acquisition of subsidiary	(110,643)
Short-term loan	144,720
Deposits	57,965
Acquisition of short-term financial instrument	(19,322)
Repayment of long-term loans	(161,530)
Guarantee deposits	(49,106)
Purchase of furniture and equipment	(127,782)
Other	937

Net cash (used) by investing activities	(264,761)

Cash inflows from financing activities:
Short-term borrowings	769,868
Long-term borrowings	1,500,000
Deferred financing fees	(229,406)
Issuance of common stock	386,437
Proceeds from subscribed equity	2,745,208
Repayment of short-term borrowings	(1,158,873)
Repayment of convertible bond	(289,827)
Offering costs	(258,813)

Net cash provided by financing activities	3,464,594

Net increase in cash and cash equivalents	868,088

Cash and cash equivalents — beginning of year	150,956

Cash and cash equivalents — end of year	$1,019,044

Supplemental cash flow disclosure
Noncash investing and financing activity
Common stock subscribed in exchange for investment	$254,792

Cash paid during the year for interest	$97,719

See notes to consolidated financial statements

iCURE LAB HOLDINGS LIMITED
Notes to Consolidated Financial Statements
December 31, 2004
Note 1 — Summary of significant accounting policies
Organization
iCurie Lab Holdings Limited (the “Company”) was incorporated in the United Kingdom on March 16, 2004, with the principal activity being the acquisition of intellectual property for the purpose of commercial exploitation.
Simultaneously with the formation of the Company in March 2004, the Company obtained various debt and equity financing and used some of the proceeds to purchase an 80.2% interest in iCurie Lab Inc. (Subsidiary) for $110,643 in cash. A majority of the shareholders in the Company were also shareholders of the Subsidiary prior to the March acquisition. The acquisition has been treated for financial reporting purposes as a recapitalization of the Subsidiary, and accordingly the accompanying financial statements reflect the historical accumulated deficit of the Subsidiary through December 31, 2003 and the combined operations of both the Company and the Subsidiary for the entire 2004 year.
The remaining 19.8% of the Subsidiary is owned by individual investors based in South Korea. The Subsidiary was incorporated in June 13, 2000 under the Commercial Code of South Korea to engage in the research and development, manufacture, and sale of micro cooling systems using electronic technology.
During 2004, the intellectual property for the micro cooling system was transferred from the Subsidiary to the Company.
Through December 31, 2004, the operations of the Company and its Subsidiary has been limited to the development and certification of intellectual property to be used in the production and commercialization of micro cooling system technology. The Company is currently manufacturing and marketing its intellectual property for sale.
In consolidation, all significant intercompany balances and transactions have been eliminated.
Going concern
The accompanying financial statements have been prepared assuming the Company will continue as a going concern which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company and its Subsidiary have not yet commenced revenue producing operations and have sustained accumulated losses since inception of approximately $6,500,000. The Company and its Subsidiary have funded operations through equity and debt financing since inception. All these factors raise substantial doubt over the Companys ability to continue as a going concern. Management plans to raise capital to commercialize its intellectual property and be able to execute its growth strategies.
Also, as discussed in note 9, the Company raised $1,000,000 in debt financing during the first half of 2005.
Financial reporting
The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements. Although these statements are based on management’s best knowledge of current events and actions that the Company may undertake in the future, actual results could differ from those estimates.
Cash and cash equivalents
Cash and cash equivalents include all cash balances and highly liquid investments, including time deposits and short-term bonds, which are readily convertible into known amounts of cash and have an original maturity of three months or less. The Company and its subsidiary’s cash and cash equivalents are maintained in banks and financial institutions in the United Kingdom and South Korea, and they have not experienced any losses on their cash balances.

iCURE LAB HOLDINGS LIMITED
Notes to Consolidated Financial Statements (continued)
December 31, 2004
Investment
In connection with $3,000,000 of equity financing (see note 5), the Company received 620,000 shares of an entity affiliated with the Company through common management. The shares of the investee represent an ownership of less than 2% and have been valued by management at $254,792 which is management’s estimate of its fair value.
Revenue recognition
Once the Company’s product is marketed for sale its policy will be to record revenue as earned when the following attributes are met.
•	Persuasive evidence of an arrangement exists.
•	Delivery has occurred to the customers
•	The sales price of the customer is fixed or determinable
•	Collectivity is reasonably assured
Furniture and equipment
Furniture and equipment at December 31, 2004 are summarized as follows:

Vehicles	$9,410
Machinery	83,321
Furniture and fixtures	211,979

304,710
Accumulated depreciation	136,419

$168,291

Furniture and equipment are stated at cost. Major renewals, and betterments, which prolong the usual life or enhance the value of the assets, are capitalized. Depreciation is computed using the straight-line method over the estimated life of five years for machinery and equipment, furniture and fixtures, and vehicles. Depreciation expense for the year ended December 31, 2004 amounted to $48,282.
Deferred costs
In connection with obtaining debt and equity financing, the Company incurred placement agent fees from a third party equal to 10% of the amount financed. The placement agent and the Company have agreed to defer 2.5% of the 10% fee until 2005. The agent assisted in placing $1,500,000 in long term debt financing and $1,000,000 in equity financing. Additional placement agent fees were also paid or accrued to another party in 2004. Deferred financing costs incurred in connection with longterm financing (see note 4) amounted to $229,406 and are being amortized on a straight-line basis over the 18-month term of the loan. Amortization expense for the year ended December 31, 2004 amounted to $12,745.
Long-lived assets
Long-lived assets and intangible assets that do not have indefinite lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. When the aggregate undiscounted future cash flows is less than the carrying value of the asset, impairment loss is recognized, based on the fair value of the asset.

iCURE LAB HOLDINGS LIMITED
Notes to Consolidated Financial Statements (continued)
December 31, 2004
Business risks.
The Company is subject to the risks associated with start-up and high growth companies such as the risks of raising adequate capital, producing profitable operations and operating in various countries through out the world.
Research and development costs
Research and development costs are expensed as incurred and amounted to $789,641 in 2004.
Foreign currency translation
The reporting and functional currency of the Company is the U.S. Dollar, while the functional currency of the Subsidiary is the Korean Won.
The assets and liabilities of the Subsidiary have been translated into U.S. Dollars at the prevailing year-end rate of exchange, while the related income and expenses items were translated at the average rate of exchange during the year. The resulting translation adjustments are accumulated in a separate component of stockholder’s equity (deficit).
The Company follows Financial Accounting Standards No. 130 (SFAS 130) “Reporting Comprehensive Income”. SFAS 130 requires a company to report comprehensive income (loss) and its components in a full set of financial statements. Comprehensive income (loss) includes the change in equity during a period from transactions and other events and circumstances from nonowner sources, such as unrealized gains (losses) on foreign currency translation adjustments. Changes in unrealized foreign currency translation losses during 2004 amounted to $53,355. Accordingly, comprehensive loss for the year ended December 31, 2004 amounted to $2,962,308.
Fair value of financial instruments
The Company’s cash, receivables and payables, and long-term debt represent financial instruments whose carrying amounts reasonably approximate their fair value.
Recent accounting pronouncements
In December 2004, the Financial Accounting Standards Board issued SFAS No.123(R), “Share-Based Payment,” which replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123(R) requires compensation costs relating to share-based payment transactions be recognized in financial statements. The pro forma disclosure previously permitted under SFAS No. 123 will no longer be an acceptable alternative to recognition of expenses in the financial statements. SFAS No. 123(R) is effective for awards beginning January 1, 2006. As of December 31, 2004, the Company had not issued any stock options, and will apply the new fair value reporting standard for any stocks and options issued in 2006.
Note 2 — Income taxes
The Company recognizes deferred tax assets and liabilities created by temporary differences between the financial statement and tax bases of assets and liabilities. Deferred tax assets and liabilities are computed on such temporary differences, including available net operating loss carry forwards and tax credits, by applying enacted statutory tax rates applicable to the years when such differences are expected to reverse. A valuation allowance is provided on deferred tax assets to the extent that it is more likely than not that such deferred tax assets will not be realized.
The Company currently operates in the United Kingdom while its subsidiary operates in South Korea. Operating loss carryforwards in the United Kingdom approximated $900,000 at December 31, 2004 and can be carried forward indefinitely, provided, the Company (i) doesn’t cease operations and (ii) doesn’t change its business nature, while operating loss carryforwards in South Korea approximated $2,800,000 at December 31, 2004 and expires in the years 2007 and 2008. A full valuation allowance has been applied against the deferred tax asset resulting from these tax loss carryforwards.

iCURE LAB HOLDINGS LIMITED
Notes to Consolidated Financial Statements (continued)
December 31, 2004
Note 3 — Commitments
Commitments to third party
According to a loan agreement between the Subsidiary and Sae Han IT, in May 21, 2004 (see note 6), the Subsidiary agreed to provide 50 percent of gross margin to B.A.C. Network (BAC). Gross margin is determined based on the difference between suppliers’ unit cost and selling price to purchaser. The Subsidiary set the range of purchasers, selling the Company’s micro cooling system and related products, to include only LG Electronics, LGIBM, and others to which LG Electronics and LGIBM will supply the Company’s products. Through June 24, 2005, no sales of the Company’s products have occurred.
The gross margin agreement can be terminated upon request by Sae Han IT and a request for the repayment of a loan (see note 6) can be made. Upon the termination event stated above, the Subsidiary is to provide 25 percent of gross margin to BAC from the micro cooling systems business for 3 years from the initial sales date. In addition, BAC can request an extension of the agreement for 27 months in lieu of redemption of the 290 million Won ($280,366) loan (see note 6). Both parties may adjust the range of purchasers when sales volume is extremely low from designated purchasers, as set forth above.
Commitment between the Company and CHL Investment Partnership
Simultaneous with the Company’s purchase of 80.2 percent of the Subsidiary for $110,643 in 2004, CHL Investment Partnership (CHL) was provided a right to purchase 10% of the Company. CHL is an organization in which Dr. Jeong Hyun Lee (the Company’s Chief Technical Officer, and the Subsidiary’s Chief Executive Officer) holds an interest in. In 2005, CHL executed its right to purchase 10% of the Company for $110,643.
Employment agreements
Under the terms of two employment agreements entered into late 2004, the Company’s Chief Executive Officer (CEO), and Chief Financial Officer (CFO) are each entitled to receive common stock aggregating 3% of the Company. The stock awards vest over a 3 year period with 0.25% vesting quarterly. As of December 31, 2004, no shares have been issued. Under the terms of the employment agreements, the CEO and CFO are entitled to annual base salaries aggregating to $460,000 and are eligible to participate in a bonus program up to 80% of their annual base salary.
Stock options
In March 2005, the Company granted options to purchase 440,000 shares of common stock to Dr. Jeong Hyun Lee, who is the Subsidiary’s Chief Executive Officer, and the Company’s Chief Technology Officer. The options are exercisable at $2.75 per share, vest immediately, and will expire in March 2007.
Note 4 — Long term debt
On December 13, 2004 the Company signed a promissory note from Hansen Gray & Company, a major shareholder in the Company and an entity affiliated through common management, in the amount of $1,500,000. The loan bears an interest rate of 8% which is compounded quarterly and matures in June 2006. In accordance with the terms of the agreement, interest will start accruing on the 180th day after the issuance date. Accordingly, the effective interest rate over the 18 month term is 5.33%. Quarterly interest only payments will commence in September 2005 with the entire principal balance due in June 2006.

iCURE LAB HOLDINGS LIMITED
Notes to Consolidated Financial Statements (continued)
December 31, 2004
Note 5 — Stockholders’ equity
Common stock
At December 31, 2004, the Company had 10,000,000 common shares authorized and 2 shares issued and outstanding.
In 2005, the authorized shares were increased by 909,000,000 common shares to 919,000,000 and furthermore 9,000,000 deferred shares were authorized giving the Company an authorized number of shares of 919,000,000 common shares and 9,000,000 deferred shares. Also in 2005, an additional 9,999,998 common shares and 9,000,000 deferred shares were issued (see note 9) bringing the total issued and outstanding shares up to 10,000,000 common shares and 9,000,000 deferred shares. The deferred shares have similar voting and liquidating rights with the common shares, and have a par vale of $0.174, as compared to a par value of $0.019 for common shares.
Subscribed capital
As part of a $3,000,000 equity financing agreement (see note 8) entered into in 2004, the Company received $2,745,208 cash and an investment valued at $254,792 (see note 1), in exchange for agreeing to issue shares of its common stock. In March 2005, 4,299,999 shares of common stock were issued.
Offering costs
Offering costs consists of placement fees incurred in connection with the $3,000,000 capital stock subscribed. Such costs will be applied to paid-in-capital upon issuance of common shares in 2005.
Note 6 — Short-term borrowing
Short-term borrowing at December 31, 2004 is summarized as follows:

Loan payable with interest at 8% per annum	$50,000

Bank loan payable with interest at 7.75% per annum (won 234 million)	226,086

Loan payable to Sae Han IT (see note 3) with interest at 5% per annum (won 290 million)	280,366

Loan payable to an affiliated party with 0% interest terms (won 87 million)	84,057

Total	$640,509

Note 7 — Bond payable
The bond payable (won 300 million) at December 31, 2004 was issued to Asia Vital Components in December 2002 and matures in December 2007. The bond carries no interest and has been discounted using a 7% interest rate. At December 31, 2004, the unamortized discounted amounted to $53,099.
Under the original terms, the bond was convertible into 6,667 shares (an approximate 2% ownership) of common stock in the Subsidiary, however, Asia Vital Components has waived its right to convert the bond into common stock.

iCURE LAB HOLDINGS LIMITED
Notes to Consolidated Financial Statements (continued)
December 31, 2004
Note 8 — Related party transactions
     The Company’s significant account balance and transactions with related parties at and for the year ended December 31, 2004 are summarized as follows:

Hansen Gray & Company a major shareholder in the Company and an entity affiliated through common management.

Loan payable	$1,500,000
Common stock subscribed	$3,000,000
Interest expense	$3,333

Dr. Jeong Hyun Lee, Company Director and Subsidiary CEO

Short term borrowing	$84,057

Jeong Won Lee, Brother of Dr. Lee (see above)

Short term loan receivable	$69,945
Note 9 — Subsequent events
     In March 2005, the Company entered into a securities purchase agreement with iCurie Bridge Financing LLC (IBF) whereby IBF loaned $500,000 to the Company by issue of a loan note convertible into equity of the Company.
     In March 2005, the authorized share capital was increased by 90,000,000 common shares having a par value of $0.193. 4,699,999 common shares having a par value of $0.193 were then issued to Dr. Jeong Hyun Lee and 4,299,999 common shares having a par value of $0.193 were then issued to Hansen Gray & Company. Accordingly, as of June 24, 2005, the share capital of the Company is owned by Hansen Gray & Company (43%), Dr. Yeong Hyun Lee (47%) and CHL, a Korean partnership (10%).
     In April 2005, the 91,000,000 unissued common shares having a par value of $0.193 were subdivided (10 to 1 stock split) into 910,000,000 common shares having a par value of $0.019 each. Also on that date, the 9,000,000 issued common shares having a par value of $0.193 were subdivided and redesignated into two classes of shares: (i) one common share having a par value of $0.019, and (ii) one deferred share having a par value of $0.174.
     The above transactions resulted in share capital of $19,027,000 divided into 919,000,000 common shares of $0.019 each and 9,000,000 deferred shares of $0.174 each (the “Deferred Shares”). (see note 5)
     In April 2005, the Company entered into a securities purchase agreement with GSSF Master Fund, LP and an individual investor, whereby the investors loaned $475,000 and $25,000 respectively to the Company by issue of a loan note convertible into equity of the Company.
     In May 2005, the Company issued 1,000,000 common shares to CHL, and on June 14, 2005, Hansen Gray & Company and Dr. Jeong Hyun Lee collectively transferred an aggregate of 900,000 Deferred Shares to CHL.
* * *

iCURIE LAB INC
REPORT ON AUDITS
OF FINANCIAL STATEMENTS
FOR THE YEAR
ENDED DECEMBER 31, 2004.
AND
ENDED DECEMBER 31, 2003.
SHINHAN ACCOUNTING CORPORATION
MEMBER FIRM OF RSM INTERNATIONAL

CONTENTS

INDEPENDENT AUDITOR’S REPORT	F-16
FINANCIAL STATEMENTS:
1. BALANCE SHEETS	F-17
2. STATEMENTS OF INCOME	F-19
3. STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY	F-20
4. STATEMENTS OF CASH FLOWS	F-21
5. NOTES TO FINANCIAL STATEMENTS	F-23

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors and Shareholders of
iCurie Lab Inc
     We have audited the accompanying balance sheets of iCurie Lab Inc. (the “Company”) as of December 31, 2004 and 2003, and the related statements of income, changes in stockholder’s equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits of these statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003, and the results of its operations, the changes in stockholder’s equity and its cash flows for the years then ended, in conformity with financial accounting standards generally accepted in the United States of America.
February 7, 2005

/s/ Lee Chan Ha
Shinhan Accounting Corporation
Lee Chan Ha

Shinhan Accounting Corporation is the Koran member firm of RSM International, each of which is a separate and independent legal entity.

iCURIE LAB INC
BALANCE SHEETS
AS OF DECEMBER 31, 2004 AND 2003
(US DOLLARS AND KOREAN WON)

ASSETS	2004	2004		2003
	(note 3)
CURRENT ASSETS:
Quick assets
Cash and cash equivalents (note 2)	$14,752	(Won)	15,269,416	(Won)	156,254,509
Short term financial instrument (note 4)	19,322		20,000,000		—
Account receivables — Others (note 2, 5, 14)	569,305		589,287,061		8,332,836
Short term loans (note 14)	69,945		72,400,000		55,000,000
Advance payments	45,026		46,606,453		23,530,674
Prepaid expenses	4,762		4,929,094		1,024,282
Prepaid income taxes	11		11,040		360,340
Others — VAT	15,544		16,090,090		—

Total current assets	738,667		764,593,154		244,502,641

NON-CURRENT ASSETS :
Investments
Guarantee deposits	49,106		50,830,000		60,750,000

Total investments	49,106		50,830,000		60,750,000

Property, plant and equipment (note 2, 6)
Machinery	83,321		86,245,167		61,090,899
Fixture and furniture	211,979		219,419,047		125,072,553
Vehicles	9,410		9,740,120

Total	304,710		315,404,334		186,163,452
Less accumulated depreciation	(136,419)		(141,207,218)		(88,506,125)

Property, plant and equipment, net	168,291		174,197,116		97,657,327

Intangible assets (note 2, 7)
Industrial properties	4,908		5,080,088		98,897,460
Organization costs					1,249,500
Others	3,422		3,542,300		6,235,700

Total intangible assets	8,330		8,622,388		106,382,660

Total non-current assets	225,727		233,649,504		264,789,987

TOTAL ASSETS	$964,394	(Won)	998,242,658	(Won)	509,292,628

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Account payables — Others	294,566		304,905,096		225,042,929
Short-term borrowings (note 8, 14, 16)	590,509		611,235,734		1,065,649,610
Withholdings	3,665		3,793,730		3,899,370
Accrued expenses	23,489		24,313,114		18,765,269
Current portion of long term liability (note 9)	—		—		200,000,000
VAT Withholdings	39		40,000		—

Total current liabilities	912,268		944,287,674		1,513,357,178

LONG-TERM LIABILITIES:
Bond (note 9)	289,842		300,015,000		400,015,000
Total long-term liabilities	289,842		300,015,000		400,015,000

TOTAL LIABILITIES	1,202,110		1,244,302,674		1,913,372,178

STOCKHOLDERS’ EQUITY: (note 11)
Common Stock (note 1)	1,332,746		1,379,525,000		979,525,000
Capital surplus:
Additional paid in capital	1,256,381		1,300,480,000		1,300,480,000
Undisposed deficits
Undisposed deficits to be carried forward	(2,826,843)		(2,926,065,016)		(3,684,084,550)
TOTAL STOCKHOLDERS’ EQUITY	(237,716)		(246,060,016)		(1,404,079,550)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$964,394	(Won)	998,242,658	(Won)	509,292,628

See accompanying Notes to Financial Statements.

iCURIE LAB INC
STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2004 AND 2003
(US DOLLARS AND KOREAN WON)

	2004	2004		2003
NET SALES (note 2, 5, 14)	—	(Won)	—	—
COST OF SALES	—		—	—

GROSS PROFIT	—		—	—
SELLING AND ADMINISTRATIVE EXPENSES	2,250,307		2,329,293,918	1,057,410,085
(Notes 17)

OPERATING INCOME (LOSS)	(2,250,307)		(2,329,293,918)	(1,057,410,085)

OTHER INCOME
Interest income	82		84,995	2,393,369
Gain on disposition of intangible assets	3,107,312		3,216,379,041
Gain on foreign currency transactions, net	—		74	—
Gain on foreign currency translation, net	—		8
Miscellaneous income	16,053		16,615,937	6,833

OTHER EXPENSES
Interest expense	121,480		125,743,719	76,381,715
Loss on disposition of available for sales securities	—		—	7,219
Loss from impairment of intangible assets	11,361		11,759,313
Loss on disposal of property, plant and equipment, net	290		300,000	1,856,039
Miscellaneous expense	7,694		7,963,571	2,130,959

Total Other (Income) Expenses	2,982,622		3,087,313,452	(77,975,730)

ORDINARY INCOME (LOSS)	732,315		758,019,534	(1,135,385,815)
INCOME (LOSS) BEFORE INCOME TAXES	732,315		758,019,534	(1,135,385,815)
INCOME TAXES (Notes 10)	—			—
NET INCOME (LOSS)	732,315		758,019,534	(1,135,385,815)

ORDINARY INCOME (LOSS) PER SHARE (Note 12)
Basic	3		3,020	(5,795)
Diluted	3		2,942	(5,288)
NET INCOME (LOSS) PER SHARE (Note 12)
Basic	3		3,020	(5,795)
Diluted	3		2,942	(5,288)
See accompanying Notes to Financial Statements.

iCURIE LAB INC
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
(US DOLLARS AND KOREAN WON)

					Accumulated
	Common Stock Issued		Additional		Other
			Paid-in	Accumulated	Comprehensive
	Shares	Amount	Capital	(Deficit)	Income (Loss)	Total
(KOREAN WON)
Balance at December 31, 2002	195,905	979,525,000	1,300,480,000	(2,548,698,735)	—	(268,693,735)
Net loss				(1,135,385,815)		(1,135,385,815)
Other comprehensive income (loss):
Balance at December 31, 2003	195,905	979,525,000	1,300,480,000	(3,684,084,550)	—	(1,404,079,550)
Issue of Common Shares	80,000	400,000,000	—	—		400,000,000
Net Income				758,019,534		758,019,534
Other comprehensive income (loss):						—
Balance at December 31, 2004	275,905	1,379,525,000	1,300,480,000	(2,926,065,016)	—	(246,060,016)

					Accumulated
	Common Stock Issued		Additional		Other
			Paid-in	Accumulated	Comprehensive
	Shares	Amount	Capital	(Deficit)	Income (Loss)	Total
(US DOLLARS)
Balance at December 31, 2003	195,905	946,310	1,256,381	(3,559,158)	—	(1,356,467)
Issue of Common Shares	80,000	386,436		—		386,436
Net Income				732,315		732,315
Other comprehensive income (loss):						—
Balance at December 31, 2004	275,905	1,332,746	1,256,381	(2,826,843)	—	(237,716)

See accompanying Notes to Financial Statements.

iCURIE LAB INC
STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2004 AND 2003
(US DOLLARS AND KOREAN WON)

	2004	2004		2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (loss)	$732,315	(Won)	758,019,534	(1,135,385,815)

Expenses not involving cash outflows :
Depreciation	53,329		55,201,093	38,301,995
Loss on disposal of available for sale securities			—	7,219
Cost of goods sold	77,215		79,925,811	—
Amortization of intangible assets	5,895		6,102,500	5,419,333
Loss form impairment of development costs	11,361		11,759,313	—
Loss on disposal of property, plant and equipment	290		300,000	1,856,039

Sub-total	148,090		153,288,717	45,584,586

Income not involving cash inflows:
Gain on disposition of intangible assets	3,107,312		3,216,379,041	—
Sub-total	3,107,312		3,216,379,041	—

Changes in assets and liabilities related to operating activities:
Decrease (increase) in accounts and notes receivable — other	7,410		7,669,646	(8,332,836)
Decrease (Increase) in advance payments	(22,293)		(23,075,779)	(17,935,863)
Decrease (Increase) in prepaid expenses	(3,772)		(3,904,812)	1,956,517
Decrease (increase) in prepaid income taxes	337		349,300	(354,280)
Decrease (increase) in prepaid VAT	(15,544)		(16,090,090)	7,061,830
Increase (Decrease) in accounts and notes payable — other	77,154		79,862,167	216,446,479
Increase (Decrease) in withholdings	(102)		(105,640)	(14,149,470)
Increase (Decrease) in accrued expenses	5,360		5,547,845	(83,806,963)
Increase (Decrease) in VAT Witholdings	19		20,000	—
Sub-total	48,569		50,272,637	100,885,414

Net cash provided by operating activities	(2,178,338)		(2,254,798,153)	(988,915,815)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash inflows from investing activities:
Decrease in short-term loan	144,720		149,800,000	—
Disposal of available sale securities			—	592,781
Decrease in guarantee deposits	57,965		60,000,000
Disposal of patent	2,538,648		2,627,755,170
Disposal of fixture and furniture	213		220,000	6,363,636

Sub-total	2,741,546		2,837,775,170	6,956,417

iCURIE LAB INC
STATEMENTS OF CASH FLOWS (CONTINUED)

	2004	2004		2003
Cash outflows for investing activities :
Acquisition of short-term financial instrument	19,322		20,000,000		—
Increase in long-term loans	161,530		167,200,000		55,000,000
Increase in guarantee deposits	48,382		50,080,000		250,000
Acquisition of machinery	24,301		25,154,268		36,890,900
Acquisition of vehicle	9,410		9,740,120		—
Acquisition of furnitures and fixtures	94,045		97,346,494		2,100,000
Acquisition of intangible assets			—		2,000,000
Acquisition of industrial properties	26		27,352		8,133,887

Sub-total	357,016		369,548,234		104,374,787

Net cash flows in investing activities	2,384,530		2,468,226,936		(97,418,370)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash inflows from financing activities:
Increase in short-term borrowings	719,868		745,135,734		1,086,827,000
Issuance of common stock	386,436		400,000,000		—
Sub-total	1,106,304		1,145,135,734		1,086,827,000

Cash outflows for financing activities:
Decrease in short term borrowings	1,158,873		1,199,549,610		455,177,390
Repayment of convertible bond	289,827		300,000,000		—
Sub-total	1,448,700		1,499,549,610		455,177,390

Net cash provided by (used in) financing activities	(342,396)		(354,413,876)		631,649,610

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(136,204)		(140,985,093)		(454,684,575)
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE YEAR	150,956		156,254,509		610,939,084

CASH AND CASH EQUIVALENTS AT END OF THE YEAR	$14,752	(Won)	15,269,416	(Won)	156,254,509

See accompanying Notes to Financial Statements

iCURIE LAB INC
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2004 AND 2003
1.	ORGANIZATION AND NATURE OF BUSINESS
iCurie Lab Inc. (the “Company”) was incorporated in 13th June 2000 under the Commercial Code of the Republic of Korea to engage in the research and development, manufacture and sale of micro cooling system using electronic technology. On May 3, 2001, the Company obtained a certification of Venture Company form Seoul Small and Medium Business Administration.
The Company is located in 3F Joyang Bldg, 23-1, Seokchon Dong, Sonpa Gu, Seoul 138-842, Korea, republic of.
The company’s common stock was (Won) 600(million) at the incorporation and as of December 31, 2004, the amount of the Company’s common stock is (Won) 1,379(million).
Mr. Jeong Hyun Lee is the representative and iCurie Lab Holdings Limited is holding 80.2% of common shares of the Company as the major shareholder.
As of December 31, 2004, the Company’s shareholders are as follows:

	NUMBER OF	PERCENTAGE OF
	SHARES	OWNERSHIP (%)
iCurie Lab Holdings Limited	221,286	80.20
Others	54,619	19.80

	275,905	100.00

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Significant accounting policies followed by the Company in the preparation of the accompanying financial statements are summarized below.

USE OF ESTIMATES
The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. The most significant estimates and assumptions relate to the allowance for uncollectible accounts receivables, and deferred tax valuation allowance. Although these estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future, actual results may be different from the estimates.
CASH AND CASH EQUIVALENTS
Cash and cash equivalents include all cash balances and highly liquid investments, including time deposits and short-term bonds, which are readily convertible into known amounts of cash and have an original maturity of three months or less.
ALLOWANCE FOR DOUBTFUL ACCOUNTS
The Company provides an allowance for doubtful accounts to cover estimated losses on receivables, based on collection experience and analysis of the collectibility of individual outstanding trade receivables, other receivables, and loans.
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment are stated at acquisition cost. Major renewals and betterments, which prolong the useful life or enhance the value of assets, are capitalized; expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed using the straight-line method over the following useful lives:

Useful Lives
Machinery Fixture and furniture Vehicles	5 years 5 " 5 "
INTANGIBLE ASSETS
Intangible assets, comprising intellectual property rights are stated at cost less accumulated amortization. Amortization is computed using the straight-line method over the following estimated useful lives.

Intellectual property rights Others	5 ~ 10 years 5 years

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS
Long-lived assets and intangible assets that do not have indefinite lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. When the aggregate undiscounted future cash flows (undiscounted and without interest charges) is less than the carrying value of the asset, an impairment loss is recognized, based on the fair value of the asset.
ACCRUED SEVERANCE BENEFITS
Employees and directors with one year or more of service are entitled to receive a lump-sum payment upon termination of their employment with the Company, based on their length of service and rate of pay at the time of termination. Accrued severance benefits are estimated assuming all eligible employees were to terminate their employment at the balance sheet date. The annual severance benefits expense charged to operations is calculated based on the net change in the accrued severance benefits payable at the balance sheet date, plus the actual payments made during the year.
The Company provides entitled employees with severance payment at payroll date. There is no provision for severance benefit in the Company’s balance sheet as a result of monthly settlement.
REVENUE RECOGNITION
Revenues from the sale of the Company’s products are recognized when : i) persuasive evidence of an arrangement exists, ii) delivery has occurred to the customers, iii) the sales price to the customer is fixed or determinable and iv) collectibility is reasonably assured.
RESEARCH AND DEVELOPMENT COSTS
Certain costs incurred in connection with the purchase of equipment and facilities used in the Company’s research and development activities are capitalized into property, plant and equipment, to the extent that they have alternative future uses. All other research and development costs are expensed as incurred. The Company has expensed (Won) 565,917 thousand, and (Won) 902,797 thousand during the years ended December 31, 2003 and 2004, respectively, for research and development costs which are included in selling, general and administrative expenses. These research and development expenses included depreciation cost of equipment and facilities used specifically for research and development activities amounting to (Won) 19,993 thousand and (Won) 22,478 thousand for the years ended December 31, 2003 and 2004, respectively.

INCOME TAXES
The Company recognizes deferred tax assets and liabilities created by temporary differences between the financial statement and tax bases of assets and liabilities. Deferred tax assets and liabilities are computed on such temporary differences, including available net operating loss carryforwards and tax credits, by applying enacted statutory tax rates applicable to the years when such differences are expected to reverse. A valuation allowance is provided on deferred tax assets to the extent that it is more likely than not that such deferred tax assets will not be realized. The total income tax provision includes current tax expenses under applicable tax regulations and the change in the balance of deferred tax assets and liabilities.
3.	UNITED STATES DOLLAR AMOUNTS
The Company operates primarily in Korea and its financial accounting records are maintained in Korean Won. These translations should not be construed as a representation that the Korean Won amounts shown could be converted, realized or settled in US dollars at this or any other rate. The US dollar amounts are provided herein as supplemental information solely for the convenience of the reader. Korean Won amounts are expressed in US dollars at the rate of (Won)1,035.1 : US$1, the US Federal Reserve Bank of New York noon buying exchange rate in effect on December 31, 2004. The US dollar amounts are unaudited and are not presented in accordance with generally accepted accounting principles in either Korea or the United States of America.
4.	RESTRICTED CASH AND CASH EQUIVALENT
Detail of the Company’s restricted cash and cash equivalent as of December 31, 2004 is as follows (in Korean won) :

Account	Creditor	Type of account	Amount	Description
Short-term financial instrument	Korea Exchange Bank	Bank Deposit	20,000,000	Corporate Credit Card
5.	ACCOUNTS RECEIVABLE
The following table presents accounts receivable at December 31, 2003 and 2004:

	2004		2003
(IN THOUSANDS OF KOREAN WON)
	(Won)	—		—
Due from iCurie Lab Holdings, Ltd		588,624		—
Others		663		8,332

Sub total		589,287		8,332

Allowance for doubtful accounts		(-)		(-)

Account Receivables, net	(Won)	589,287	(Won)	8,332

6.	PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment comprise the following at December 31, 2003 and 2004:

	2004		2003
(IN THOUSANDS OF KOREAN WON)
Machinery	(Won)	86,245	(Won)	61,091
Tools		219,419		125,072
Vehicles		9,740		—

Sub total		315,404		186,163

Accumulated depreciation		(141,207)		(88,506)

Property, plant and equipment, net	(Won)	174,197	(Won)	97,657

7. INTANGIBLE ASSETS
     Intangible assets comprise the following at December 31, 2003 and 2004:

(IN THOUSANDS OF KOREAN WON)	2004		2003
Industrial Properties	(Won)	107,639	(Won)	106,478
Others		17,633		17,633

Loss on impairment of industrial property		(11,760)		—

Sub total		113,512		124,111

Accumulated amortization		23,830		17,728
Cost of disposition		81,060		—

Intangible assets, net	(Won)	8,622	(Won)	106,383

Amortization expense for the years ended December 31, 2003 and 2004 amounting to (Won) 5,419 thousand and (Won) 6,102 thousand, respectively.
Loss on impairment of industrial property for the amount of 11,760 thousand won is due to the abatement of patent for NVIS (Network of Vehicle Information System).

8.	SHORT-TERM BORROWINGS

Details of the Company’s short-term borrowings as of December 31, 2004 and 2003 are as follows (IN THOUSANDS OF KOREAN WON):

			Amounts
Creditor	Type of borrowing	Interest rate	2004	2003
Cho Hung Bank	Operating fund	7.75%	234,000	234,000
Sae Han IT	"	5%	290,000	150,000
Kim Il Han	"	—	—	100,000
Park Jeong Sik	"	—	—	56,827
Lee, Jeong Hyun	"	—	87,235	74,822
Vantage Consulting	"	12%	—	450,000

	Total		611,235	1,065,649

9.	CONVERTIBLE BOND
Details of issuance of convertible bond are as follows (IN THOUSANDS OF KOREAN WON):

	Date of Issue
	(mm/dd/yr)	Date of maturity	Interest rate	2004	2003
1st	10/16/01	12/16/02	7.00%	—	—
2nd	10/31/01	10/31/02	7.00	—	—
3rd	12/05/01	12/05/04	7.00		100,000
4th	12/18/01	12/18/04	7.00		100,000
5th	11/04/02	11/04/05	7.00		100,000
6th	12/10/02	12/10/07	0.00	300,015	300,015
Sub Total				300,015	600,015
Current portion of long term bond					(200,000)

Total				300,015	400,015

1st and 2nd issue of convertible bond were exercised and converted to 8,000 common shares in October 31, 2002 and 3rd, 4th, 5th issue of convertible bond were redeemed in December, 2004.
Details of unexercised convertible bond are as follows:

			Type and number of shares
	Amount	Exercise price	upon exercise	Exercise period
6th	300,015,000	45,000	6,667	2003.12.09~2007.12.10

10.	INCOME TAXES
Income before income taxes and tax provision comprises the following:

(IN THOUSANDS OF KOREAN WON)	2004		2003
Income before income taxes :
Domestic	(Won)	758,019	(Won)	(1,135,386)
Income taxes-Current :
Domestic	(Won)	—	(Won)	—
Income taxes-Deferred :
Domestic		367,362		(-) 52,018

Total income taxes	(Won)	367,362	(Won)	(-) 52,018

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities at December 31, 2003 and 2004 are as follows:

(IN THOUSANDS OF KOREAN WON)	2004		2003
Current deferred income tax asset		—		—
Non-Current deferred income tax asset	(Won)	432,689	(Won)	800,052
Property, plant and equipment		14,349		14,349
Net loss carry forwards		418,340		785,703

Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Company’s ability to generate taxable income within the period during which the temporary differences reverse, the outlook for the Korean economic environment, and the overall future industry outlook. Management periodically considers these factors in reaching its conclusion, and has determined that valuation allowance was required as of December 31, 2003 and 2004. Therefore, the management concluded that no deferred tax assets and related valuation allowance are recorded in the company’s financial statements with the reason for the remote possibility to generate future taxable income within the period during which the all temporary differences reserve due to the continuing loss from its inception (except sales of patent).

The statutory income tax rate, including tax surcharges, applicable to the Company was approximately 29.7% in 2002. The statutory income tax rate was amended to 27.5% effective for fiscal years beginning January 1, 2005 in accordance with the Corporate Income Tax Law enacted in December 2003. Accordingly, deferred income taxes as of December 31, 2003 and 2004 were calculated based on the enacted rate of 27.5%.
Statutory corporate income tax rate applied to the Company is 29.7% and there is no income tax payable and expense due to cumulative deficit for years.
11.	STOCKHOLDERS EQUITY
     COMMON STOCK
The Company’s capital stock consists entirely of common stock with a par value of (Won) 5,000 and the numbers of authorized, issued and outstanding shares as of December 31, 2004 and 2003 are as follows (in Korean won) :

	2004		2003
Authorized shares	650,000 shares		650,000 shares

Issued and outstanding shares	275,905 shares		195,905 shares
Par value	(Won)	5,000	(Won)	5,000

Common stock balance	(Won)	1,379,525,000	(Won)	979,525,000

The Company issued common shares and detail is as follows:

			(Unit: million won)
			As of December 31, 2004
	Number of shares		Outstanding
BOD resolution date	newly issued	Amount	shares	Amount
2004.4.22	80,000	(Won)400,000,000	275,905	(Won)1,379,525,000
     RETAINED EARNINGS (DEFICITS)
The company carries undisposed deficits amounting to (Won) 3,684 million and (Won) 2,926 million for the years ended December 31, 2003 and 2004, respectively.

12.	INCOME (LOSS) PER SHARE
Loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the year.
Loss per share amounts for the years ended December 31, 2004 and 2003 are as follows:
     (1) Basic Income (loss) per share

			(in Korean won)
	2004		2003
Net Income (loss) available for common stockholders	(Won)	758,019,534	(Won)	(1,135,385,815)
Weighted average number of shares outstanding		250,987		195,905

Ordinary Income (loss) per share	(Won)	3,020	(Won)	(5,795)

Net Income (loss) per share	(Won)	3,020	(Won)	(5,795)

Diluted loss per share is computed in a manner consistent with that of basic earnings per share while giving effect to all potentially dilutive common shares that were outstanding during the period.
     (1) Dilutive income (loss) per share

			(in Korean won)
	2004		2003
Net Income (loss) available for common stockholders	(Won)	758,019,534	(Won)	(1,110,820,873)
Weighted average number of shares outstanding		257,654		210,072

Ordinary Income (loss) per share	(Won)	2,942	(Won)	(5,288)

Net Income (loss) per share	(Won)	2,942	(Won)	(5,288)

13.	COMMITMENTS
According to the loan agreement on May 21, 2004 with Sea Han IT, the Company endowed with goodwill right to Sae Han IT. On December 31, 2004, the Company entered in to an additional agreement with Sae Han IT and B.A.C. Network.
The Company agreed to provide 50% of gross margin to B.A.C. Network. Gross margin is determined based on the difference between supplier’s unit cost and selling price to purchaser. The Company set range of purchaser to LG Electronics, LGIBM, and others to which LG Electronics and LGIBM supply its product related Micro Cooling System.

Details of borrowing is as follows: Loan amount: (Won) 290,000,000 Maturity: 2years and 4months after initial distribution of gross margin Interest rate: 5%
However, gross margin share agreement will be expired upon request by Sea Han IT if the accompanying business (MCS) shall not be launched until May 15, 2005. Upon the event stated above, The Company should provide 25% of gross margin to B.A.C. Network from MCS business for 3 years form the date of initial sales.
B.A.C. Network will automatically terminate agreement among parties upon pre-redemption request by B.A.C. Network. In addition, B.A.C. Network can request extension of the agreement for 2years and 3 months from maturity date instead of redemption of (Won) 290,000,000. Both parties could alter the range of purchaser when sales volume is extremely low from designated purchasers set forth above.
14.	RELATED PARTY TRANSACTIONS
The Company’s significant account balances and transactions with related parties as of and for the years ended December 31, 2004 and 2003 are summarized as follows:

				(Unit: Thousand won)
Related Party	Account Name	2004	2003	Description
ICurie Lab Holdings, Ltd.,	Account Receivable	588,623	-	Disposition of patent

Jeong Hyun, Lee (CEO)	Short Term Borrowings	87,235	74,823	For Operating Expenses

IL Han, Kim (CEO’s wife)	Short Term Borrowings	-	100,000	For Operating Expenses

Jeong Won, Lee and others (CEO’s Brother)	Short Term Loans	72,400	55,000

15.	ASSETS PLEDGED AS A COLLATERAL
     Details of assets pledged as a collateral for borrowings as of December 31, 2004 and 2003 are as follows:

			(Unit: thousand)
Creditor	Asset pledged	Collateral value	Description
Korea Exchange Bank	Bank Deposit	20,000	Corporate Credit Card
Sae Han IT	Patent (SSMS, NVIS)	290,000	Borrowings
16. GUARANTEES PROVIDED BY OTHERS
Details of guarantees provided by other parties for short-term borrowings as of December 31, 2004 are as follows:

			(Unit: thousand)
Provider	Guaranteed amount	Claimant	Period
Korea Technology Credit Guarantee Fund	210,600	Cho Hung Bank	05/29/04~05/27/05

17.	SELLING AND ADMINISTRATIVE EXPENSES
The details of selling and administrative expenses for the years ended December 31, 2004 and 2003 are as follows:

			(Unit: won)
	2004		2003
Salaries	(Won)	373,911,280	(Won)	158,780,414
Wages		8,476,300		—
Severance pay		—		11,046,000
Employee welfare		171,092,673		62,279,848
Travel expense		266,774,544		101,248,612
Communication expense		30,336,093		17,229,243
Utilities		5,498,008		—
Tax and due		7,887,140		365,620
Rent		44,278,747		76,670,180
Maintenance of vehicle		35,857,584		194,000
Training		1,091,100		—
Insurance		876,970		—
Entertainment		1,156,819		3,180,500
Office supplies		25,849,483		1,909,130
Publication expense		2,477,671		1,277,030
Freight expense		2,403,420		554,500
Commission		392,688,976		28,730,397
Repairs		13,053,164		1,746,000
Depreciation		32,722,539		18,308,763
Amortization		6,102,500		5,419,333
R&D Expenses		902,797,019		565,917,594
Others		3,961,888		2,552,921

Total	(Won)	2,329,293,918	(Won)	1,057,410,085

18.	GOING CONCERN
These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the payment of liabilities in the ordinary course of business.
Despite a net income of 758,019 thousand Korean won for the years ended December 31, 2004, iCurie Lab Inc (the “Company”) has incurred significant operating losses in previous years and as at December 31, 2004, has a working capital deficiency of 179,694 thousand Korean won (2003yr (-)1,268,854 thousand Korean won). In addition, due to the cumulative deficits, the Company total liabilities are greater than the Company’s total assets by the amount of 246,060 thousands Korean won as of December 31, 2004. Its continued existence as a going concern is dependent upon the Company’s ability to raise additional capital, to increase sales, and ultimately become profitable.
Should the Company be unable to continue as a going concern, it may be unable to realize the carrying value of its assets and to meet its liabilities as they become due.
The Company believes that future shares issuance and certain sales related efforts would provide sufficient cash flow for it to continue as a going concern in its present form.
However, there can be no assurances that the Company will achieve such results.
Accordingly, the financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.”

iCurie Lab Holdings Limited
Consolidated Balance Sheet
as of June 30, 2005
Unaudited (US Dollars)

Assets
Current Assets
Cash and cash equivalents	$182,228
Receivable	641
Advance payments	52,494
Prepaid expenses	1,095
Other	24,227

Total current assets	260,685

Guarantee deposits	49,135
Investment (note 1)	254,792

Furniture and equipment, net (note 1)	318,169
Deferred financing fees — net of accumulated amortization	220,745
Other assets	4,167

Total assets	$1,107,693

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$243,890
Short-term borrowings (note 6)	872,681
Accrued expenses	1,636,317
Other	22,432

Total current liabilities	2,775,320

Long-term debt, net of discount (note 4)	2,460,094
Bond payable (note 7)	245,116

Total liabilities	5,480,530

Stockholders’ equity (deficit) (notes 5 and 9)
Common stock	1,631,632
Additional paid-in-capital	3,891,641
Offering costs	(755,127)
Other comprehensive loss	(48,736)
Accumulated (deficit)	(9,092,247)

Total stockholders’ equity (deficit)	(4,372,837)

Total liabilities and stockholders’ equity (deficit)	$1,107,693

See notes to unaudited consolidated financial statements

iCurie Lab Holdings Limited
Consolidated Statement of Operations
for the Six Months Ending June 30, 2005 and 2004
Unaudited (US Dollars)

	2005	2004
Revenue	$—	$—

Costs and expenses
Selling and Administrative expenses	2,268,728	893,391
Depreciation	21,025	13,990
Amortization	100,158	1,684
Miscellaneous	6,551	5,672

Total costs and expenses	2,396,462	914,737

Operating (loss)	(2,396,462)	(914,737)

Other income (expenses)
Interest and other income	16,730	69
Interest expense (notes 6 and 7)	(244,404)	(57,330)

Total other income (expenses)	(227,674)	(57,261)

Net (loss)	$(2,624,136)	$(971,998)

See notes to unaudited consolidated financial statements

iCurie Lab Holdings Limited
Consolidated Statement of Cash Flows
for the Six Months Ending June 30, 2005 and 2004
Unaudited (US Dollars)

	2005	2004
Cash flows from operating activities:
Net (loss)	$(2,624,136)	$(971,998)
Adjustments to reconcile net (loss) to net cash (used) by operating activities:
Depreciation	21,025	13,990
Amortization	100,158	1,684
Beneficial conversion feature on long-term debt	153,053	—
Imputed interest	8,254	7,298
Changes to certain other accounts:
Receivable	57,608	6,439
Advance payments	(7,468)	(33,629)
Prepaid expenses	(5,005)	(629)
Accounts payable	(50,676)	(127,744)
Accrued expenses	1,080,961	566,314
Other	96,886	140,181

Net cash (used) by operating activities	(1,169,340)	(398,094)

Cash flows from investing activities:
Acquisition of subsidiary	—	(110,643)
Deposits	(29)	—
Acquisition of short-term financial instrument	19,322	(12,976)
Repayment of long-term loans	—	(12,457)
Guarantee deposits	—	8,581
Purchase of furniture and equipment	(182,830)	(100,973)

Net cash (used) by investing activities	(163,537)	(228,468)

Cash flows from financing activities:
Short-term borrowings	232,172	(468,555)
Long-term borrowings	1,008,373	—
Deferred financing fees	(100,000)	—
Issuance of common stock	110,643	1
Proceeds from subscribed equity	—	1,075,000
Repayment of convertible bond	—	43,253
Offering costs	(755,127)	(100,000)

Net cash provided by financing activities	496,061	549,699

Net increase in cash and cash equivalents	(836,816)	(76,863)

Cash and cash equivalents — beginning of period	1,019,044	150,956

Cash and cash equivalents — end of period	$182,228	$74,093

Supplemental cash flow disclosure
Noncash financing activity
During 2005 the Company recorded a beneficial preferred stock conversion feature on certain Long-term debt (see Note 4)	$192,959

See notes to unaudited consolidated financial statements

iCurie Lab Holdings Limited
Notes to Unaudited Consolidated Financial Statements
for the Six Months Ended June 30, 2005
Note 1 — Summary of significant accounting policies
Organization
iCurie Lab Holdings Limited (the “Company”) was incorporated in the United Kingdom on March 16, 2004, with the principal activity being the acquisition of intellectual property for the purposes of commercial exploitation.
Simultaneously with the formation of the company in March 2004, the Company obtained various debt and equity financing and used some of the proceeds to purchase an 80.2% interest in iCurie Lab Inc. (Subsidiary) for $110,643 in cash. A majority of the shareholders in the Company were also shareholders of the Subsidiary prior to the March acquisition. The acquisition has been treated for financial reporting purposes as a recapitalization of the Subsidiary and, accordingly, the accompanying financial statements reflect the historical accumulated deficit of the Subsidiary through December 31, 2003 and the combined operations of both the Company and the Subsidiary from January 1, 2004, through June 30, 2005.
The remaining 19.8% of the Subsidiary, owned by individual investors based in South Korea, was acquired by the Company on September 1, 2005.
The Subsidiary was incorporated on June 13, 2000, under the Commercial Code of South Korea to engage in the research and development, manufacture, and sale of micro cooling systems using electronic technology.
During 2004, the intellectual property for the micro cooling system was transferred from the Subsidiary to the Company.
Through June 30, 2005, the operations of the Company and its Subsidiary have been limited to the development and certification of intellectual property to be used in the production and commercialization of micro cooling system technology. The Company is currently manufacturing and marketing its intellectual property for sale.
In consolidation, all significant intercompany balances and transactions have been eliminated.
Going concern
The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company and its Subsidiary have not yet commenced revenue producing operations and have sustained accumulated losses since inception of approximately $9,100,000. The Company and its Subsidiary have funded operations through equity and debt financing since inception. All these factors raise substantial doubt over the Company’s ability to continue as a going concern. Management plans to raise capital to commercialize its intellectual property and be able to execute its growth strategies.
During the first six months of 2005, as discussed in Note 4, the Company raised $1,000,000 in additional debt financing.

On July 11, 2005, the company raised an additional $12,482,865 through a preferred stock offering made in conjunction with the Share Exchange Agreement with Cedar Mountain Distributors, Inc.
Financial reporting
The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements. Although these statements are based on management’s best knowledge of current events and actions that the Company may undertake in the future, actual results could differ from those estimates.
Significant estimates required to be made by management include the valuation of 1) investments, 2) equity securities issued, and 3) beneficial conversion features embedded in debt securities.
Cash and Cash Equivalents
Cash and cash equivalents include all cash balances and highly liquid investments, including time deposits and short-term bonds, which are readily convertible into known amounts of cash and have an original maturity of three months or less. The Company and its Subsidiary’s cash and cash equivalents are maintained in banks and financial institutions in the United Kingdom and South Korea, and they have not experienced any losses on their cash balances.
Investment
In connection with $3,000,000 of equity financing (see Note 5), the Company received 620,000 shares of an entity previously affiliated with the Company through common management. The shares of the investee represent an ownership of less than 2% and have been valued by management at $254,792 which is management’s estimate of its fair value.
Revenue recognition
Once the Company’s product is marketed for sale, its policy will be to record revenue as earned when the following attributes are met.
•	Persuasive evidence of an arrangement exists.

•	Delivery has occurred to the customers.

•	The sales price to the customer is fixed or determinable.

•	Collectivity is reasonably assured.
Furniture and equipment
Furniture and equipment at June 30, 2005 are summarized as follows:

Vehicles	$48,687
Machinery	87,216
Furniture and fixtures	242,906
Assets under construction	111,184

489,993
Accumulated depreciation	(171,824)

$318,169

Furniture and equipment are stated at cost. Major renewals and betterments, which prolong the useful life or enhance the value of assets, are capitalized. Depreciation is computed using the straight-line method over the estimated life of five years for machinery and equipment, furniture and fixtures, and vehicles. Depreciation expense for the six months ended June 30, 2005 and 2004 amounted to $21,025, and $13,990, respectively.
Deferred costs
In connection with obtaining debt and equity financing, the Company incurred placement agent fees from a third party equal to 10% of the amount financed. The placement agent and the Company agreed to defer 2.5% of the 10% fee payable in 2004, until 2005 at completion of fundraising. During 2004, the agent assisted in placing $2,500,000 in long-term debt financing and $1,000,000 in equity financing. During 2005 the agent assisted in placing $1,000,000 in additional long-term debt financing. Deferred financing costs incurred in connection with long-term financing (see Note 4) amounted to $329,406 and are being amortized on a straight-line basis over the stated term of the loans. Amortization expense for the six months ended June 30, 2005 and 2004 amounted to $95,916, and $12,745, respectively.
Long-lived assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. When the aggregate undiscounted future cash flows is less than the carrying value of the asset, an impairment loss is recognized, based on the fair value of the asset.
Business risks
The Company is subject to the risks associated with start-up and high growth companies such as the risks of raising adequate capital, producing profitable operations, and operating in various countries through-out the world.
Research and development costs
Research and development costs are expensed as incurred and amounted to $632,718 and $450,007 in the first six months of 2005 and 2004, respectively.
Foreign currency translation
The reporting and functional currency of the Company is the U.S. Dollar, while the functional currency of the Subsidiary is the Korean Won.
The assets and liabilities of the Subsidiary have been translated into U.S. Dollars at the prevailing year-end rate of exchange, while the related income and expense items were translated at the average rate of exchange during the year. The resulting translation adjustments are accumulated in a separate component of stockholders’ equity (deficit).
The Company follows Financial Accounting Standards No. 130 (SFAS 130) “Reporting Comprehensive Income.” SFAS 130 requires a Company to report comprehensive income (loss) and its components in a full set of financial statements. Comprehensive income (loss) includes the change in equity during a period from transactions and other events and circumstances from non-owner sources, such as unrealized gains (losses) on foreign currency translation adjustments. Changes in unrealized foreign currency translation gains during the first six months of 2005 amounted to $4,619. Accordingly, comprehensive loss for the six months ended June 30, 2005 amounted to $2,619,517.

Fair value of financial instruments
The Company’s cash, receivables and payables, and long-term debt represent financial instruments whose carrying amounts reasonably approximate their fair value.
Accounting for stock options
The Company has elected to follow the Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and the related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation has been recorded. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition & Disclosure.”
The fair value of option grants is estimated as of the date of grant utilizing the Black- Scholes option-pricing model with the following assumptions for the grant made during the six months ended June 30, 2005:
Expected life of the option of six (6) months having a volatility rate of 100%, risk-free interest rate of six percent (6.00%), and a zero percent (0%) dividend yield.
The following table illustrates the pro forma effect on net income (loss) if the Company had applied the fair value recognition provisions of FASB Statement No. 148, “Accounting for Stock-Based Compensation — Transition & Disclosure, An Amendment to FASB Statement No. 123,” to stock-based employee compensation.

	Six Months Ended June 30,
	2005	2004
	(Unaudited)	(Unaudited)
Net loss as reported	$(2,624,136)	$(971,998)
Add: total stock-based employee compensation expense included in reported net loss	—	—
Deduct: stock-based compensation expense determined under the fair value method, net of tax effect, for all employee awards	(8,800)	—

Pro forma net loss	$(2,632,936)	$(971,998)

Recent accounting pronouncements
In December 2004, the Financial Accounting Standards Board issued SFAS No. 123(R), “Share-Based Payment,” which replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123(R) requires compensation costs relating to share-based payment transactions be recognized in financial statements. The pro forma disclosure previously permitted under SFAS No. 123 will no longer be an acceptable alternative to recognition of expenses in the financial statement. SFAS No. 123(R) is effective for awards beginning January 1, 2006.

Note 2 — Income Taxes
The Company recognizes deferred tax assets and liabilities created by temporary differences between the financial statement and tax basis of assets and liabilities. Deferred tax assets and liabilities are computed on such temporary differences, including available net operating loss carry forwards and tax credits, by applying enacted statutory tax rates applicable to the years when such differences are expected to reverse. A valuation allowance is provided on deferred tax assets to the extent that it is more likely than not that such deferred tax assets will not be realized.
The Company currently operates in the United Kingdom, while its Subsidiary operates in South Korea. Operating loss carryforwards in the United Kingdom approximated $900,000 at December 31, 2004, and can be carried forward indefinitely, provided the Company (i) doesn’t cease operations and (ii) doesn’t change its business nature, while operating loss carryforwards in South Korea approximated $2,800,000 at December 31, 2004, and expire in the years 2007 and 2008. A full valuation allowance has been applied against the deferred tax asset resulting from these tax loss carry- forwards.
Note 3 — Commitments
Commitments to a third party
According to a loan agreement between the Subsidiary and Sae Han IT, on May 21, 2004 (see Note 6), the Subsidiary agreed to provide 50 percent of gross margin to B.A.C. Network (BAC). Gross margin is determined based on the difference between suppliers’ unit cost and selling price to purchaser. The Subsidiary set the range of purchasers, selling the Company’s Micro Cooling System and related products, to include only LG Electronics, LGIBM, and others to which LG Electronics and LGIBM will supply the Company’s products. Through June 30, 2005, no sales of the Company’s products have occurred.
The gross margin agreement may be terminated upon request by Sae Han IT and a request for the repayment of a loan (see Note 6) can be made. Upon the termination event stated above, the Subsidiary is to provide 25 percent of gross margin to BAC from the micro cooling systems business for 3 years from the initial sales date. In addition, BAC may request an extension of the agreement for 27 months in lieu of redemption of the 240 million Won ($231,997) loan (see Note 6). Both parties may adjust the range of purchasers when sales volume is extremely low from designated purchasers, as set forth above.
Commitment between the Company and CHL Investment Partnership
Simultaneous with the Company’s purchase of 80.2 percent of the Subsidiary for $110,643 in 2004, CHL Investment Partnership (CHL) was provided a right to purchase 10 percent of the Company. CHL is an organization in which Dr. Jeong Hyun Lee (the Company’s Chief Technical Officer, and the Subsidiary’s Chief Executive Officer) holds an interest in. On April 2, 2005, CHL executed its right to purchase 10% of the Company for $110,643.

Registration Rights
The company has entered into a registration rights agreement with the preferred series A share holders dated July 11, 2005. Under the terms of the Registration Rights Agreement, if a registration statement is not filed within 60 days of July 11, 2005 or declared effective within 120 days of July 11, 2005 (each a “Non-registration Event”), then for each 30 day period during the pendency of such a Non Registration Event, the company is required to pay to the selling shareholders liquidated damages in an amount equal to one percent (1%) of the aggregated price such selling shareholders paid for the company’s series A Preferred stock (deemed to be $.88 per share), which the company may pay in cash or additional shares of series A Preferred Stock (valued at $.88 per share), at the company’s option.
As of September 9, 2005 the company had not filed its registration statements and might incur penalties amounting to approximately $185,000 to be paid in cash or preferred stock (valued at $.88 per share), at the company’s option.
Employment agreements
Under the terms of two employment agreements entered into in late 2004, the Company’s Chief Executive Officer (CEO) and the Chief Financial Officer (CFO) were each entitled to receive common stock aggregating at 3% of the Company. As of June 30, 2005, no shares have been issued and the terms have been amended in accordance with the new agreements, as described below. Under terms of the prior employment agreements, the CEO and CFO were entitled to annual base salaries aggregating to $460,000 and were eligible to participate in a bonus program up to 80% of their annual base salary.
Under the terms of the two employment agreements entered into on July 11, 2005, the Company’s Chief Executive Officer (CEO) and the Chief Financial Officer (CFO) are entitled to a combination of base salary, bonus and equity compensation until January 1, 2007. Under terms of the employment agreements, the CEO and CFO are entitled to annual base salaries aggregating to $483,000 and are eligible to participate in a bonus program up to a 200% and 120%, respectively, of their annual base salary, subject to reaching certain performance parameters. Additionally, the CEO and CFO are eligible to participate in stock grants and option programs that make available to them a total of 3.4 million shares of common stock. At the closing of the fundraising on July 11, 2005, 816,948 shares became vested.
Stock options
In March 2005, the Company granted options to purchase 440,000 shares of common stock to Dr. Jeong Hyun Lee, who is the Subsidiary’s Chief Executive Officer and the Company’s Chief Technology Officer. The options are exercisable at $2.75 per share, vest immediately, and will expire in March 2007 (see Note1.) In July 2005, these options were cancelled in exchange for warrants to purchase 1,097,142 shares of common stock of iCurie, Inc. for $1.09 per share (see Note 9.)
Note 4 — Long-term debt
On December 13, 2004, the Company signed a promissory note from Hansen Gray & Company, a major shareholder in the Company and an entity affiliated through common management, in the amount of $1,500,000. The loan bears an interest rate of 8% which is compounded quarterly and matures in June 2006. In accordance with the terms of the agreement, interest will start accruing on the 180th day after the issuance date. Accordingly, the effective interest rate over the 18 month term is 5.33%. Quarterly interest only payments will commence in September 2005 with the entire principle balance due in June 2006.

On March 17, 2005, the Company entered into a securities purchase agreement with iCurie Bridge Financing LLC (IBF) [an unrelated party] whereby IBF loaned $500,000 to the Company by issue of a loan note convertible into equity of the Company. The loan bears an interest rate of 8%, matures in September 2006, and contains a beneficial preferred stock conversion feature. The value of this benefit is $166,644 and was recorded as a long-term debt discount and additional paid-in-capital. Through June 30, 2005, $133,316 of the long-term debt discount had been amortized. (See Note 9.)
On April 25, 2005, the Company entered into a securities purchase agreement with GSSF Master Fund, LP and an individual investor, whereby the investors loaned $475,000 and $25,000, respectively, to the Company by issue of a loan note convertible into equity of the Company. The loans bear an interest rate of 8%, mature in October 2006, and contain a beneficial preferred stock conversion feature. The value of this benefit is $26,315 and was recorded as a long-term debt discount and additional paid- in-capital. Through June 30, 2005, $19,737 of the long-term debt discount had been amortized. (See Note 9.)
Note 5 — Stockholders’ equity
Common stock
At June 30, 2005, the Company had an authorized number of shares of 919,000,000 common shares and 9,000,000 deferred shares. The total issued and outstanding shares were 10,000,000 common shares and 9,000,000 deferred shares.
The deferred shares have similar voting and liquidating rights with the common shares, and have a par value of $0.161, as compared to a par value of $0.018 for common shares.
As part of a $3,000,000 equity financing arrangement (see Note 8) entered into in 2004, the Company received $2,745,208 cash and an investment valued at $254,792 (see Note 1), in exchange for agreeing to issue shares of its common stock. On March 18, 2005, 4,299,999 shares of common stock were issued.
On May 8, 2005, the Company issued 1,000,000 common shares to CHL, and on June 14, 2005, Hansen Gray & Company, Inc. and Dr. Jeong Hyun Lee, collectively, transferred an aggregate of 900,000 Deferred Shares to CHL.
Offering costs
Offering costs consist of placement fees incurred in connection with the $3,000,000 capital stock subscribed. Such costs amounted to $258,813 and were applied to paid-in-capital upon issuance of common shares on April 8, 2005.
Legal fees incurred in connection with equity fund raising have amounted to $645,127 and have been classified as offering costs and will be netted against paid-in-capital upon issuance of preferred stock on July 11, 2005. (See Note 9.)
A placement fee (amounting to $110,000) incurred in connection with a $1.1 million promissory note made by an executive officer (see Note 9) to a third party and converted into equity by the Company, has been classified as offering costs and will be netted against paid-in-capital upon issuance of preferred stock on July 11, 2005.

Note 6 — Short-term borrowing
Short-term borrowing at June 30, 2005, is summarized as follows:

Loan payable with interest at 8% per annum	$50,000
Bank loan payable with interest at 7.75% per annum (Won 234 million)	226,197
Loan payable to Sae Han IT (see Note 3) with interest at 5% per annum (Won 240 million)	231,997
Loan payable to an individual with 26% interest terms (Won 200 million)	193,331
Loan payable to an individual with 26% interest terms (Won 100 million)	96,665
Loan payable to an affiliated party with 0% interest terms (Won 77.061 million)	74,491

Total	$872,681

Note 7 — Bond payable
The bond payable (Won 300 million) at June 30, 2005, was issued to Asia Vital Components in December 2002 and matures in December 2007. The bond carries no interest and has been discounted using a 7% interest rate. At June 30, 2005, the unamortized bond discount amounted to $44,894. The bond payable at June 30, 2005, is summarized as follows:

Face Amount		$290,000
Discount	$84,422
Amortization of discount	(39,528)	44,894

Carrying value		$245,106

Under the original terms, the bond was convertible into 6,667 shares (an approximate 2% ownership) of common stock in the Subsidiary; however, Asia Vital Components has waived its right to convert the bond into common stock.
Note 8 — Related party transactions
The Company’s significant account balance and transactions with related parties at and for the period ended June 30, 2005, are summarized as follows:

Hansen Gray & Company — a major shareholder in the Company and an entity affiliated through common management.

Loan payable	$1,500,000

Common stock subscribed	$3,000,000

Interest expense — cumulative	$43,795

Dr. Jeong Hyun Lee, Company Director and Subsidiary CEO

Short-term borrowing	$74,491

Note 9 — Subsequent events
Effective as of July 8, 2005, Cedar Mountain Distributors, Inc. entered into a Share Exchange Agreement with the shareholders of the Company and certain additional parties. Immediately prior to the execution of the Share Exchange Agreement, 3,050,001 shares of Cedar Mountain common stock were cancelled pursuant to agreements between Cedar Mountain and certain shareholders of Cedar Mountain (including the then sole officer and director of Cedar Mountain) for aggregate consideration of $214,000. Upon the consummation of the transactions contemplated by the Share Exchange Agreement on July 8, 2005, (i) Cedar Mountain acquired all of the outstanding shares of the Company (resulting in the Company becoming a wholly owned subsidiary of Cedar Mountain), (ii) Cedar Mountain issued 24,935,047 shares of common stock to the shareholders of the Company and certain of their assigns, which represented 94.864% of the issued and outstanding shares of Cedar Mountain common stock, (iii) the sole director and executive officer of Cedar Mountain resigned, (iv) directors and officers associated with the Company were appointed as directors and officers of Cedar Mountain, (v) Amended and Restated Articles of Incorporation of Cedar Mountain were approved and filed which, among other things, changed the name of Cedar Mountain to iCurie, Inc., and authorized 30,000,000 shares of Series A Preferred Stock; and (vi) the new directors approved and adopted Amended and Restated Bylaws of iCurie, Inc.
Effective as of July 11, 2005, iCurie, Inc. issued 20,995,239 shares of Series A Preferred Stock, together with warrants exercisable for a total of 6,441,895 shares of iCurie, Inc. common stock at prices ranging from $0.88 — $1.32, to various parties (referred to in this prospectus as the “Series A Shareholders”) in exchange for approximately $12.48 million in cash (at a cash price of $0.88 per share of Series A Preferred Stock) and the transfer of $4.6 million of previously issued promissory notes issued by various parties. (These transactions are collectively referred as the “Series A Offering”). The Series A Offering was effectuated pursuant to Subscription Agreements (in the case of cash sales) and a Preferred Stock Purchase Agreement (in the case of the issuance of Series A Preferred Stock for promissory notes) between iCurie, Inc. and the stock recipients, each effective as of July 11, 2005. In connection with the Series A Offering, iCurie, Inc. also entered into a Registration Rights Agreement dated as of July 11, 2005 with the Company’s shareholders, Series A Shareholders, and certain additional parties.
In addition to the warrants issued together with Series A Preferred Stock, 681,018 warrants for common stock and 1,364,528 warrants for preferred (Series A) stock were issued to placement agents as compensation.
Pursuant to the Share Exchange Agreement, iCurie, Inc. agreed to assume the obligations of the Company under a Placement Agent Agreement between the Company, Indigo Securities LLC and Axiom Capital Management Inc. (Indigo and Axiom are collectively referred to as the “Placement Agent”), pursuant to which the Placement Agent was compensated by us for its services in connection with the Share Exchange Agreement and the Series A Offering. In connection with the Share Exchange Agreement and Series A Offering, the Company also granted warrants exercisable for a total of 270,000 shares of iCurie, Inc. common stock to a party that identified Cedar Mountain as a potential participant in the share exchange.

In connection with the Share Exchange Closing and Series A Offering, (i) certain executive officers entered into employment agreements (see Note 3), (ii) iCurie, Inc. advanced a major shareholder $500,000 payable under a pre-existing revenue sharing agreement and entered into certain related transactions with such shareholder, (iii) iCurie, Inc. cancelled a $1.1 million promissory note made by an executive officer in exchange for 1.25 million shares of our common stock owned by such officer, (iv) an option for 440,000 shares of the Company’s common stock held by an executive officer was cancelled in exchange for a warrant to purchase 1,097,142 shares of iCurie, Inc. common stock (see Note 3), (v) iCurie, Inc. executive officers were paid certain accrued but previously unpaid salaries in cash and shares of iCurie, Inc. common stock and (vi) an executive officer agreed to indemnify iCurie, Inc. against certain liabilities.
The above transactions were first reported and described in the Company’s Form 8-K dated July 8, 2005.
Under the terms of employment agreements made between the Company and its CEO, CFO, & CTO (dated July 11, 2005), each executive was granted options to purchase 326,779 shares of common stock with a strike price of $0.88 per share in accordance with scheduled vesting.

iCurie, Inc. and Subsidiaries
Unaudited Pro Forma Consolidated Balance Sheet
as of June 30, 2005
The following Unaudited Pro Forma Consolidated Balance Sheet of iCurie, Inc. and Subsidiaries as of June 30, 2005, is presented to reflect the activities as fully described in the SB-2 Registration Statement and Prospectus.
The following is a synopsis of the events that give rise to these Pro Forma Adjustments:
Prior to July 8, 2005, the Company (then known as Cedar Mountain Distributors, Inc.) was a public “shell” company with nominal assets. On July 8, 2005, Cedar Mountain entered into a share exchange with the shareholders of iCurie Lab Holdings Limited (a company formed in the United Kingdom in March 2004 and referred to in the prospectus as “iCurie UK”), whereby the shareholders of iCurie UK exchanged all of the outstanding common shares of iCurie UK for common stock of Cedar Mountain. The common stock of Cedar Mountain issued to iCurie UK’s shareholders in the share exchange represented approximately 95% of Cedar Mountain’s outstanding common stock. Therefore, as a result of the share exchange, the shareholders of iCurie UK acquired control of Cedar Mountain, iCurie UK became a wholly owned subsidiary of Cedar Mountain, Cedar Mountain succeeded to the business and operations of iCurie UK and the management of iCurie UK assumed similar management positions with Cedar Mountain. To reflect this succession and continuation of iCurie UK’s business, Cedar Mountain’s name was changed to iCurie, Inc.
Effective as of July 11, 2005, we issued 20,995,239 shares of Series A Preferred Stock, together with warrants exercisable for a total of 6,238,852 shares of our common stock, to various parties (referred to in this prospectus as the “Series A Shareholders”) in exchange for approximately $12.48 million in cash (at a cash price of $0.88 per share of Series A Preferred Stock) and the transfer to the Company on the terms described in this prospectus of $4.6 million of previously issued promissory notes issued by various parties (we refer to these transactions collectively as the “Series A Offering”). The Series A Offering was effectuated pursuant to Subscription Agreements (in the case of cash sales) and a Preferred Stock Purchase Agreement (in the case of the issuance of Series A Preferred Stock for promissory notes) between iCurie, Inc. and the stock recipients, each effective as of July 11, 2005.
The pro forma information is being presented to reflect the following:
1)	Share Exchange Agreement between iCurie UK and Cedar Mountain

2)	Capital fundraising efforts for Series A Preferred Stock

3)	The conversion of debt into equity (Series A Preferred Stock)

4)	Recapitalization due to the share exchange with Cedar Mountain

iCurie, Inc. and Subsidiaries
Pro Forma Consolidated Balance Sheet
as of June 30, 2005
Unaudited (US Dollars)

	As reported	Pro Forma		Pro Forma
	June 30, 2005	Adjustments		June 30, 2005
Assets
Current Assets
Cash and cash equivalents	$182,228	$9,969,473	[a]	$10,151,701
Receivable	641	—		641
Advance payments	52,494	42,500	[b]	94,994
Prepaid expenses	1,095	500,000	[c]	501,095
Other	24,227	—		24,227

Total current assets	260,685	10,511,973		10,772,658

Guarantee deposits	49,135	—		49,135
Investments	254,792	—		254,792

Furniture and equipment, net	318,169	—		318,169
Deferred financing fees, net	220,745	—		220,745
Other assets	4,167	—		4,167

Total assets	$1,107,693	$10,511,973		$11,619,666

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$243,890	$2,580	[d]	$246,470
Short-term borrowings	872,681	—		872,681
Accrued expenses	1,636,317	(286,595)[e]		1,349,722
Other	22,432	—		22,432

Total current liabilities	2,775,320	(284,015)		2,491,305

Long-term debt, net	2,460,094	(2,460,094)[f]		—
Bond payable	245,116	—		245,116

Total liabilities	5,480,530	(2,744,109)		2,736,421

Stockholders’ equity (deficit)
Common stock	1,631,632	(1,602,581)[g]		29,051
Preferred Stock, Series A	—	20,995	[h]	20,995
Additional paid-in-capital	3,891,641	14,122,447	[i]	18,014,088
Offering costs	(755,127)	755,127	[j]	—
Other comprehensive income (loss)	(48,736)	—		(48,736)
Accumulated (deficit)	(9,092,247)	(39,906)[k]		(9,132,153)

Total stockholders’ equity (deficit)	(4,372,837)	13,256,082		8,883,245

Total liabilities and stockholders’ equity (deficit)	$1,107,693	$10,511,973		$11,619,666

See accompanying Notes to Unaudited Pro Forma Consolidated Balance Sheet

iCurie, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Consolidated Balance Sheet
as of June 30, 2005

1. Pro Forma Adjustments

A description of the Pro Forma adjustments is as follows:

a) Cash received from Series A Offering			$12,482,865
Cash acquired from Cedar Mountain Distributors, Inc.			38,424

Total cash in			12,521,289
Escrow funds recorded as advance payments	$42,500	[1]
Prepayment on royalty agreement	500,000	[2]
Deposit paid for shell company (Cedar Mountain)	50,000	[3]
Placement agent fees	1,547,515
Legal fees	411,801	[4]

Total cash disbursed			(2,551,816)

Pro forma cash adjustment, net			$9,969,473

b) Escrow funds recorded as advance payments			$42,500 [1]

c) Prepayment on royalty agreement			$500,000 [2]

d) Accounts payable balance acquired from Cedar Mountain			$2,580

e) Accrued expenses acquired from Cedar Mountain			$1,000
Accrued remainder of shell company fee			450,000
Accrued Stamp Duty Tax (UK)			23,434

Additional accrued expenses			474,434
Reversed accrual for deposit paid at closing	$50,000	[3]
Relieved accrual for legal fees paid at closing	411,801	[4]
Relieved accrual for placement fees paid at closing	299,228

Accrued expenses relieved due to payment			(761,029)
Pro forma accrued expenses adjustment, net			$(286,595)

f) Conversion of long-term debt into equity (Preferred Series A)			$(2,500,000)[5]
Amortization of remaining LTD beneficial conversion feature — interest expense			39,906 [6]

Total long-term debt			$(2,460,094)

g) Purchase of iCurie Lab Holdings, Inc common stock			$(1,631,632)
Par value of iCurie, Inc. common shares (new)			29,051 [7]
Net change in par value of common stock			$(1,602,581)

h) Par value of iCurie, Inc. preferred shares (new)			$20,995 [8]

i) Cash received from Series A Offering			$12,482,865
Adjustment for recapitalization			(55,245)
Conversion of long-term debt into equity (Preferred Series A)			2,500,000 [5]

Incoming additional paid-in-capital			14,927,620
Par value of iCurie, Inc. common shares (new)	(29,051)[7]
Par value of iCurie, Inc. preferred shares (new)	(20,995)[8]
Offering costs rolled into additional paid-in-capital	(755,127)[9]

Offsetting items to additional paid-in-capital			(805,173)

Pro forma additional paid-in-capital adjustment, net			$14,122,447

j) Legal fees attributable to fundraising			$645,127
Placement agent fees for equity			110,000

Offering costs rolled into additional paid-in-capital			$755,127 [9]

k) Accumulated deficit — interest expense			$(39,906)[6]

Presentation
The column labeled “As reported June 30, 2005” is the historical Consolidated Balance Sheet of iCurie Lab Holdings Limited prior to the share exchange (accounted for as a reverse acquisition) with Cedar Mountain. The “Pro Forma Adjustments” have been made to give a retroactive effect of the activities due to the share exchange of July 8, 2005, and the fundraising activities of July 11, 2005. The column, “Pro Forma June 30, 2005” reflects the results of the share exchange and fundraising activities immediately following the events of July 11, 2005, as if they had occurred on June 30, 2005.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
     Item 24.       Other Expenses of Issuance and Distribution.
The following sets forth the estimated expenses payable in connection with the preparation and filing of this Registration:

Securities and Exchange Commission Registration Fee		$5,190
Printing and Engraving Expenses		*
Accounting Fees and Expenses		*
Legal Fees and Expenses		*
Blue Sky Fees and Expenses		*
Transfer Agent’s and Registrar’s Fees and Expenses		*
Miscellaneous		*

*Total	$	*

*	To be filed by amendment.
     Item 25.       Indemnification of Officers and Directors.
     Our Amended and Restated Articles of Incorporation contain a provision eliminating the liability of a director to us and our stockholders for monetary damages for breaches of fiduciary duty as a director, to the fullest extent permitted by law.
     Our Amended and Restated Articles of Incorporation also authorize the Company to indemnify any director, officer or agent of the Company, or any other person, to the full extent permitted by law. This indemnification may include the right to be paid the expenses incurred in defending any action, suit or proceeding in advance of its final disposition. Our Amended and Restated Bylaws require the Company to indemnify directors, officers or employees in connection with certain actions, suits or proceedings, subject to certain limitations.
     Any repeal or modification of our Amended and Restated Articles of Incorporation shall be prospective only and shall not adversely affect any right or protection of our directors or officers existing at the time of a repeal or modification for any breach covered by the Amended and Restated Articles of Incorporation which occurred prior to such repeal or modification.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
     Item 26.       Recent Sales of Unregistered Securities.
     The Registrant issued 24,935,047 shares of common stock pursuant to the Share Exchange Agreement, 20,995,239 shares of Series A Preferred Stock and warrants to purchase 6,711,874 shares of common stock pursuant to the Series A Offering, warrants to the Placement Agent to purchase 681,018 shares of common stock and 1,364,528 shares of Series A Preferred Stock, a warrant to an executive officer to purchase 1,097,142 shares of common stock and 337,500 shares of common stock to certain employees and service providers. The issuance of such common stock, Series A Preferred Stock and warrants was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. The Registrant made this determination in part based on the representations of the recipients of such securities which included, in pertinent part, that such parties were either (i) not “U.S. Persons” as defined in Regulation S of the Securities Act or (ii) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.
     Item 27.       Exhibits.
     A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.
     Item 28.       Undertakings.
The undersigned Registrant undertakes:
(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or taken as a whole, represent a fundamental change in the information detailed in the Registration Statement; and

(iii)	To include any significant information with respect to the plan of distribution not previously disclosed in the Registration Statement or any significant change to such information in the Registration Statement.
     (2)       That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be considered to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be considered to be the initial bona fide offering of the securities.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Act and is, therefore, unenforceable.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on the 6th day of October, 2005.

iCURIE, INC.
By:	/s/ Hakan Wretsell
Hakan Wretsell, President and Chief Executive Officer

By:	/s/ Michael Karpheden
Michael Karpheden, Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Hakan Wretsell and Michael Karpheden as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this registration statement, and make such changes and additions to this registration statement for the same offering that may be filed under Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto the attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done and about the premises, as fully to all intents and purposes as he/she might or could do in person, thereby ratifying and confirming all that the attorney-in-fact and agent, or his/her substitutes, may lawfully do or cause to be done by virtue thereof and the registrant hereby confers like authority on its behalf.
     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Hakan Wretsell Hakan Wretsell	President and Chief Executive Officer (Principal Executive Officer)	October 6, 2005
/s/ Jeong Hyun Lee Dr. Jeong Hyun Lee, Ph.D.	Chief Technology Officer and Director	October 6, 2005
/s/ Michael Karpheden Michael Karpheden	Chief Operating Officer, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	October 6, 2005

Signature	Title	Date
/s/ Alan Miller Alan B. Miller	Director	October 6, 2005
/s/ David H. Clarke David H. Clarke	Director	September 6, 2005
/s/ Peter Rugg Peter Rugg	Director	October 5, 2005
/s/ Gregory Osborn Gregory Osborn	Director	September 7, 2005

EXHIBIT INDEX
2.1	Share Exchange Agreement dated July 8, 2005, by and among Cedar Mountain Distributors, Inc. and the shareholders of iCurie Lab Holdings Limited.

2.2	Form of Subscription Agreement entered into between iCurie, Inc. and cash purchasers of Series A Preferred Stock.

2.3	Preferred Stock Purchase Agreement dated July 11, 2005, by and among iCurie, Inc. and purchasers of Series A Preferred Stock exchanging promissory notes therefor.

2.4	Share Transfer Agreement dated August 26, 2005, by and between iCurie Lab Holdings Limited and Mr. Won Gyu Moon.

3(i).1	Amended and Restated Articles of Incorporation of iCurie, Inc. (incorporated by reference to Exhibit 3(i).1 to iCurie, Inc.’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2005).

3(ii).1	Amended and Restated Bylaws of iCurie, Inc. (Incorporated by reference to Exhibit 3(ii).1 to iCurie, Inc.’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2005).

4.1*	Form of common stock certificate.

4.2*	Form of Series A Preferred Stock Certificate.

4.3	Form of Warrant issued to Placement Agents (for both common and Series A Preferred Stock).

4.4	Form of $0.88 Warrants issued to purchasers of Series A Preferred Stock.

4.5	Form of $1.10 and $1.32 Warrants issued to purchasers of Series A Preferred Stock.

4.6	Warrant dated July 11, 2005 between iCurie, Inc. and Dr. Jeong Hyun Lee, Ph.D.

4.7	iCurie, Inc. 2005 Stock Incentive Plan.

4.8	Form of Option Grant under iCurie, Inc. 2005 Stock Incentive Plan.

4.9	Form of Restricted Stock Grant under iCurie, Inc. 2005 Stock Option Incentive Plan.

5.1*	Opinion of DLA Piper Rudnick Gray Cary US LLP as to the legality of the securities being registered.

10.1	Registration Rights Agreement dated July 11, 2005 by and between iCurie, Inc. and certain holders of iCurie, Inc. securities.

10.2	Placement Agent Agreement dated March 17, 2005 by and among Axiom Capital Management Inc., Indigo Securities, LLC, and iCurie Lab Holdings Limited (the “Placement Agent Agreement”).

10.3	Extension of Placement Agent Agreement dated May 20, 2005 by and among the parties to the Placement Agent Agreement.

10.4	Lock-Up and Leak-Out Agreement dated July 11, 2005 by and among iCurie, Inc., Hakan Wretsell, Michael Karpheden, Dr. Jeong Hyun Lee, Ph.D.

10.5	Employment Agreement dated July 11, 2005 by and between iCurie Lab Holdings Limited and Hakan Wretsell.

10.6	Employment Agreement dated July 11, 2005 by and between iCurie Lab Holdings Limited and Michael Karpheden.

10.7	Employment Agreement dated July 11, 2005 by and among iCurie Lab Holdings Limited, iCurie Lab, Inc. and Dr. Jeong Hyun Lee, Ph.D.

10.8	Revenue Share Agreement dated May 18, 2005 by and among iCurie Lab Holdings Limited Hansen Gray & Company, Inc. and CHL Investment Partnership.

10.9	Securities Purchase Agreement dated July 11, 2005 by and between iCurie, Inc. and Hansen Gray & Company, Inc.

10.10	Note Cancellation Agreement dated July 11, 2005 by and between iCurie, Inc. and Dr. Jeong Hyun Lee, Ph.D.

10.11	Indemnification Agreement dated July 11, 2005 by and between iCurie, Inc. and Dr. Jeong Hyun Lee, Ph.D.

21	Subsidiaries of iCurie, Inc.

23.1	Consent of PKF, Certified Public Accountant, a Professional Corporation.

23.2	Consent of Shinhan Corporation.

23.3*	Consent of DLA Piper Rudnick Gray Cary US LLP (contained Exhibit 5.1 to this Registration Statement on Form SB-2).

*To be filed by amendment